EXECUTION VERSION

[Published CUSIP Number: ____________]
CREDIT AGREEMENT
Dated as of May 10, 2007
among
FLEXTRONICS INTERNATIONAL LTD.
and
CERTAIN SUBSIDIARIES
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent and Swing Line Lender,
and
BANK OF AMERICA, N.A.,
and
THE BANK OF NOVA SCOTIA
as L/C Issuers
and
The Other Lenders Party Hereto
THE BANK OF NOVA SCOTIA,
as Syndication Agent,
and
BANK OF CHINA (HONG KONG) LIMITED,
BNP PARIBAS,
FORTIS CAPITAL CORP.,
KEYBANK NATIONAL ASSOCIATION,
MIZUHO CORPORATE BANK, LTD.
and
SUMITOMO MITSUI BANKING CORP., NEW YORK
as Co-Documentation Agents
and
BANC OF AMERICA SECURITIES LLC,
and
THE BANK OF NOVA SCOTIA,
as
Joint Lead Arrangers and Joint Book Managers

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

SCHEDULES

1.01(e)	Existing Letters of Credit
1.01(m)	Mandatory Cost Formulae
2.01	Commitments and Applicable Percentages
2.14	Designated Borrowers
5.15	Subsidiaries
5.22	Identification Numbers for the Company and Designated Borrowers that are Foreign Subsidiaries
7.01	Existing Secured Indebtedness
7.05	Investment Policy; Investments
10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F	Company Guaranty
G	Subsidiary Guaranty
H	Designated Borrower Request and Assumption Agreement
I	Designated Borrower Notice
J	Guarantor Release Certificate

v

CREDIT AGREEMENT
          This CREDIT AGREEMENT (“Agreement”) is entered into as of May 10, 2007, among FLEXTRONICS INTERNATIONAL LTD., a Singapore corporation (the “Company” or “FIL”) acting, subject to Section 10.19 hereof, through its Bermuda branch, certain Subsidiaries of the Company party hereto pursuant to Section 2.14 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender, and BANK OF AMERICA, N.A. and THE BANK OF NOVA SCOTIA, as L/C Issuers.
          The Company has requested that the Lenders provide a revolving credit facility, which is intended to replace and refinance the Existing FIL Credit Agreement and the Existing FIUI Credit Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
          1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
          “ABN AMRO” means ABN AMRO Bank N.V.
          “Act” has the meaning specified in Section 6.10.
          “Adjusted Revenues” means, in respect of any Subsidiary of FIL for any period, total revenues for such Subsidiary for such period, less Intercompany Revenues for such period.
          “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
          “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agent Parties” has the meaning specified in Section 10.02(c).

          “Aggregate Commitments” means the Commitments of all the Lenders.
          “Agreement” has the meaning specified in the introductory paragraph hereto.
          “Agreement Currency” has the meaning specified in Section 10.18.
          “Alternative Currency” means each of Euro, Sterling, Yen, and each other currency (other than Dollars) that is approved in accordance with Section 1.06.
          “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or, in the case of a Letter of Credit issued in an Alternative Currency, the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
          “Alternative Currency Sublimit” means an amount equal to 100% of the Aggregate Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.
          “Applicable Foreign Obligor Documents” has the meaning specified in Section 5.21(a).
          “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, after giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
          “Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:
Applicable Rate

			Eurocurrency
			Rate +
Pricing	Debt Ratings	Commitment	Letters of	Utilization
Level	S&P/Moody’s	Fee	Credit	Fee
1	BBB/Baa2 or better	0.10%	0.50%	0.125%
2	BBB-/Baa3	0.125%	0.625%	0.125%
3	BB+/Ba1	0.15%	0.75%	0.125%
4	BB/Ba2	0.175%	1.00%	0.125%
5	worse than	0.20%	1.25%	0.125%
	BB/Ba2

          “Debt Rating” means, as of any date of determination, either the long term issuer credit rating of the Company as determined by S&P, or the issuer rating (PDR) of the Company as determined by Moody’s (or, if no such issuer rating is in effect, then the corporate family rating of the Company as determined by Moody’s) (collectively, the “Debt Ratings”); provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if the respective Debt Ratings issued by the foregoing rating agencies differ by more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.
          Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(ix). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
          “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
          “Applicant Borrower” has the meaning specified in Section 2.14(b).
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Arrangers” means, collectively, BAS and Scotia Capital, in their capacity as joint lead arrangers and joint book managers.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
          “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

          “Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).
          “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
          “Bank of America” means Bank of America, N.A. and its successors.
          “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
          “BAS” means Banc of America Securities LLC.
          “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
          “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
          “Borrower” and “Borrowers” each have the meaning specified in the introductory paragraph hereto.
          “Borrower Materials” has the meaning specified in Section 6.01.
          “Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
          (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

          (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
          (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
          (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
          “Capital Leases” means any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.
          “Cash Collateral” has the meaning specified in Section 2.03(g).
          “Cash Collateralize” has the meaning specified in Section 2.03(g).
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Change of Control” means, with respect to FIL, (i) the acquisition after the date hereof by any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) of (A) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the outstanding Equity Securities of FIL entitled to vote for members of the board of directors (or similar governing body), or (B) all or substantially all of the assets of FIL; (ii) during any period of 12 consecutive calendar months, individuals who are directors of FIL on the first day of such period (“Initial Directors”) and any directors of FIL who are specifically approved by two-thirds of the Initial Directors and previously approved directors shall cease to constitute a majority of the board of directors of FIL before the end of such period; or (iii) any other event or condition shall occur or exist constituting a “Change of Control” (or similar defined term) under any Subordinated Indenture.
          “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

          “Code” means the Internal Revenue Code of 1986.
          “Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
          “Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
          “Committed Loan” has the meaning specified in Section 2.01.
          “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
          “Company” has the meaning specified in the introductory paragraph hereto.
          “Company Guaranty” means the Company Guaranty made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit D.
          “Consolidated Tangible Assets” shall mean, with respect to FIL and its Subsidiaries, the aggregate amount of assets (determined on a consolidated basis and in accordance with GAAP) after deducting therefrom all goodwill, trade names, trademarks, patents, licenses, unamortized debt discount and expense, treasury stock and other like intangibles (in each case, determined on a consolidated basis and in accordance with GAAP).
          “Contingent Obligation” means, without duplication, with respect to any Person, (a) any Guaranty Obligation of that Person and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments or (ii) in respect of any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof (subject to reduction as the underlying liability so guaranteed is reduced from time to time), and shall, with respect to item (b)(ii) of this definition, be marked to market on a current basis.
          “Contractual Obligation” of any Person means, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract,

agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
          “Debt/EBITDA Ratio” means, with respect to FIL and its Subsidiaries, as of any date of determination, the ratio, determined on a consolidated basis in accordance with GAAP, of:
          (a) The total Indebtedness of FIL and its Subsidiaries on such date; provided, however, that in computing the foregoing sum, there shall be excluded therefrom any Indebtedness to the extent the proceeds of which are (1) legally segregated from FIL’s or such Subsidiaries’ other assets and (2) either (A) only held in the form of cash or cash equivalents or (B) used by FIL or its Subsidiaries for any such purpose as may be approved in advance from time to time by the Required Lenders;
to
          (b) EBITDA for the four fiscal quarter period ending on such date.
          “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
          “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to the Base Rate plus 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Designated Borrower” has the meaning specified in the introductory paragraph hereto.
          “Designated Borrower Notice” has the meaning specified in Section 2.14(b).
          “Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14(b).
          “Designated Borrower Sublimit” means an amount equal to 100% of the Aggregate Commitments. The Designated Borrower Sublimit is part of, and not in addition to, the Aggregate Commitments.
          “Dollar” and “$” mean lawful money of the United States.
          “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
          “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state or other political subdivision of the United States.
          “EBITDA” means, with respect to FIL and its Subsidiaries for any period, the sum, determined on a consolidated basis in accordance with GAAP, of the following:
          (a) The net income or net loss of FIL and its Subsidiaries for such period before provision for income taxes;
plus
          (b) The sum (without duplication and to the extent deducted in calculating net income or loss in clause (a) above) of (i) all Interest Expense of FIL and its Subsidiaries accruing during such period, (ii) all depreciation and amortization expenses of FIL and its Subsidiaries accruing during such period and (iii) any other noncash charges of FIL and its Subsidiaries incurred in such period, including noncash charges for stock options, performance shares or other equity-based compensation (it being understood and agreed that the term “noncash charges” does not include charges which consist of, or require an accrual of or cash reserve for, anticipated cash charges in subsequent periods);
plus
          (c) An amount, not to exceed $100,000,000 in any consecutive four-quarter period, equal to the sum (without duplication and to the extent deducted in calculating net income or loss in clause (a) above) of all one-time cash charges associated with

(i) merger- or acquisition-related expenses (including legal fees, investment banking fees and other similar fees and expenses), in connection with any merger or acquisition entered into or consummated by FIL or any of its Subsidiaries which is otherwise permitted under this Agreement, (ii) restructuring costs incurred by FIL or any of its Subsidiaries in connection with any restructuring entered into or consummated by FIL or any of its Subsidiaries which is otherwise permitted under this Agreement, and (iii) net losses from the early extinguishment of notes or other Indebtedness; in each case paid in such period and calculated in accordance with GAAP; provided, however, that no one-time cash charges in connection with merger- or acquisition-related expenses shall be added to the calculation of EBITDA if FIL and its Subsidiaries, in connection with any merger or acquisition to which such expenses relate, shall have adjusted EBITDA on a pro forma basis to give effect to such merger or acquisition as if such merger or acquisition had occurred as of the first day of such period as described in the next succeeding paragraph.
If FIL or any of its Subsidiaries acquires (whether by purchase, merger, consolidation or otherwise) any Person as a new Subsidiary or all or substantially all of the assets or property of any Person, during any period in respect of which EBITDA is to be determined, such EBITDA may, in the sole discretion of FIL, be determined on a pro forma basis as if such acquisition occurred as of the first day of such period.
          “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
          “Eligible Material Subsidiary” shall mean, at any time of determination, any Material Subsidiary that is not then an Ineligible Material Subsidiary.
          “Employee Benefit Plan” shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by any Borrower, any Material Subsidiary or any ERISA Affiliate, other than a Multiemployer Plan.
          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “Enabling Period” has the meaning specified in Section 7.03(a).
          “Environmental Laws” means all the Governmental Rules and Contractual Obligations relating to the protection of human health and the environment, including those pertaining to the reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling of, or exposure to, Hazardous Materials.
          “Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests, beneficial interests in a trust or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith.
          “ERISA Affiliate” means any Person which is treated as a single employer with any Borrower or any Material Subsidiary under Section 414 of the Code.
          “Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
          “Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.
          “Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate 1.00 – Eurocurrency Reserve Percentage
          Where,
          “Eurocurrency Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          “Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.
          “Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.
          “Event of Default” has the meaning specified in Section 8.01.
          “Excluded Subsidiary” has the meaning specified in Section 6.07.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (ii) by reason of any connection between the jurisdiction imposing such tax and such Administrative Agent, Lender (or its applicable Lending Office) or L/C Issuer or other recipient other than a connection arising solely from such Administrative Lender, Lender (or its applicable Lending Office) or L/C Issuer or other recipient having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(e).
          “Existing FIL Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 27, 2005, as amended, among FIL, the Designated Borrowers referred to therein, ABN AMRO and the other lending institutions, and ABN AMRO, as agent for itself and such other lending institutions.
          “Existing FIUI Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 27, 2005, as amended, among FIUI, ABN AMRO and the other lending institutions, and ABN AMRO, as agent for itself and such other lending institutions.

          “Existing Letters of Credit” means those standby “Letters of Credit” issued for the account of FIUI by Bank of America under, and as defined in, the Existing FIUI Credit Agreement and described in Schedule 1.01(e).
          “Existing Secured Indebtedness” means the secured Indebtedness existing on the Closing Date specified on Schedule 7.01.
          “FASB” means the Financial Accounting Standards Board.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
          “Fee Letters” means the letter agreements, dated March 12, 2007, among (i) the Company, the Administrative Agent and BAS, and (ii) the Company and Scotia Capital.
          “FIL” has the meaning specified in the introductory paragraph hereto.
          “Financial Statements” means, with respect to any accounting period for any Person, statements of income, shareholders’ equity and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.
          “FIUI” means Flextronics International USA, Inc., a California corporation.
          “Fixed Charge Coverage Ratio” means, with respect to FIL and its Subsidiaries for any period, the ratio, determined on a consolidated basis in accordance with GAAP, of:
          (a) EBITDA for such period;
to
          (b) (x) The sum of (A) all Interest Expense of FIL and its Subsidiaries for such period plus (B) the current portion of the long-term Indebtedness of FIL and its Subsidiaries on the last day of such period (other than Loans outstanding under this Agreement);

minus
          (y) All interest income earned by FIL and its Subsidiaries during such period.
          “Flextronics (Hungary)” means Flextronics International KFT, a Hungarian company.
          “Flextronics (Netherlands)” means Flextronics International Europe B.V., a Netherlands company.
          “Flextronics (Netherlands) Guaranty” means the Subsidiary Guaranty, to the extent applicable to Flextronics (Netherlands).
          “Flextronics Sales (Mauritius)” means Flextronics Sales & Marketing (A-P) Ltd., a Mauritius company.
          “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Obligor” means the Company, and any Loan Party that is a Foreign Subsidiary.
          “Foreign Plan” shall mean any employee benefit plan maintained by any Borrower or any of its Subsidiaries which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.
          “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.
          “FRB” means the Board of Governors of the Federal Reserve System of the United States.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of FASB or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.
          “Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.
          “Granting Lender” has the meaning specified in Section 10.06(h).
          “Guaranties” means the Company Guaranty and the Subsidiary Guaranty.
          “Guarantor Release Certificate” has the meaning specified in Section 6.11(b).
          “Guarantors” means, collectively, the Company and each Subsidiary Guarantor.
          “Guaranty Obligation” means, with respect to any Person, subject to the last sentence of this definition, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (other than endorsements of instruments for collection or deposits in the ordinary course of business) (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof (subject to reduction as the underlying liability so guaranteed is reduced from time to time); provided, however, that with respect to (1) any Guaranty Obligation by FIL or any of its Subsidiaries in respect of a primary obligation of FIL or any of its Subsidiaries and (2) any Guaranty Obligation of FIL or any of its Subsidiaries in respect of the primary obligation of a lessor in connection with a transaction relating to Synthetic Lease Obligations entered into by FIL or any of its Subsidiaries, such Guaranty Obligation shall, in each case, be deemed to be equal to the maximum reasonably anticipated liability in respect thereof which shall be deemed to be limited to an amount that actually becomes past due from time to time with respect to such primary obligation.
          “Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos and polychlorinated biphenyls.
          “Honor Date” has the meaning specified in Section 2.03(c).
          “Increase Effective Date” has the meaning specified in Section 2.15(d).
          “Indebtedness” of any Person shall mean, without duplication, the following:
          (a) All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse); provided that, “Indebtedness” shall not at any date of determination include obligations of such Person for the deferred purchase price of property evidenced by notes, bonds, debentures or similar instruments to the extent (i) such obligations have a regularly-scheduled maturity date that is less than one year after such date, and (ii) solely for purposes of Section 8.01(e), the non-payment of such obligations as of such date is subject to a good faith dispute, including by virtue of a bona fide right of setoff by such Person;
          (b) All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), and the capitalized amount reported for income tax purposes with respect to Synthetic Lease Obligations; provided that, “Indebtedness” shall not at any date of determination include obligations consisting of accounts payable for property or services or the deferred purchase price of property to the extent (i) such obligations have a regularly-scheduled maturity date or payment due date that is less than one year after such date, and (ii) solely for purposes of Section 8.01(e), the non-payment of such obligations as of such date is subject to a good faith dispute, including by virtue of a bona fide right of setoff by such Person;
          (c) All obligations of such Person under conditional sale or other title retention agreements with respect to property (other than inventory) acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property);
          (d) All obligations of such Person as lessee under or with respect to Capital Leases and Synthetic Lease Obligations;
          (e) All Guaranty Obligations of such Person with respect to the Indebtedness of any other Person, and all other Contingent Obligations (other than Guaranty Obligations) of such Person;
          (f) All obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (other than payments made solely with other Equity Securities) in respect of any Equity Securities in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
          (g) All obligations of other Persons of the types described in clauses (a) - (f) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations, valued at the lesser of (1) the fair market value of the property securing such obligations and (2) the stated principal amount of such obligations.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitee” has the meaning specified in Section 10.04(b).
          “Ineligible Material Subsidiary” means, at any time of determination, any Material Subsidiary (a) that is then prohibited by any applicable Governmental Rule from acting as a Subsidiary Guarantor under the Subsidiary Guaranty, (b) that then would incur or suffer, or would cause FIL or any Domestic Subsidiary to incur or suffer, (x) significant tax or similar liabilities or obligations or (y) an inclusion of income under Section 951(a)(1)(B) of the Code (or similar non-U.S. tax law) that is reasonably and substantially likely to result in a significant adverse effect on the Company’s consolidated financial accounting results, as a result of acting as a Subsidiary Guarantor under the Subsidiary Guaranty (other than in the case of a Person that, immediately prior to becoming a Subsidiary of such a Domestic Subsidiary, was a Subsidiary Guarantor) or (c) that is a Foreign Subsidiary as to which the representations and warranties set forth in Section 5.21 (other than subsection (c) thereof), after the exercise of commercially reasonable efforts by the Company and such Subsidiary, would not be true and correct were it to execute the Subsidiary Guaranty.
          “Information” has the meaning specified in Section 10.07.
          “Intercompany Receivables” means, in respect of FIL or any of its consolidated Subsidiaries, at any time of determination, assets consisting of receivables owing to such Person by FIL or any consolidated Subsidiary of FIL.
          “Intercompany Revenues” means, in respect of any Subsidiary of FIL for any period, revenues of such Subsidiary that would not, after taking into account offsetting entries in the consolidation process, be recognized in accordance with GAAP as revenues of FIL in the consolidated Financial Statements of FIL and its Subsidiaries for such period.
          “Interest Expense” shall mean, with respect to any Person for any period, the sum, determined on a consolidated basis in accordance with GAAP, of (a) all interest expense of such Person during such period (including interest attributable to Capital Leases) plus (b) all fees in respect of outstanding letters of credit paid, accrued or scheduled for payment by such Person during such period.
          “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Swing Line Loan that is not a Base Rate Loan, the last Business Day of each March, June, September and December (or such other dates as may be agreed by the Swing Line Lender and the Company in respect of the applicable borrowing) and the Maturity Date.
          “Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice; provided that:
          (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
          (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
          (c) no Interest Period shall extend beyond the Maturity Date.
          “Investment” of any Person means any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts, advances to employees of such Person for indemnification, and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (f) of the definition of “Indebtedness” on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales of goods or services in the ordinary course of such Person’s business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.
          “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

          “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
          “Judgment Currency” has the meaning specified in Section 10.18.
          “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
          “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.
          “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
          “L/C Issuer” means Bank of America or Scotia Capital, as selected in connection with any Letter of Credit by the Borrower, each in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. For purposes of any Loan Document, references to “the L/C Issuer” in connection with or as applied to a particular Letter of Credit shall be deemed to refer to the applicable L/C Issuer that issued or will issue such Letter of Credit; references to “the L/C Issuer” in all other contexts shall, unless otherwise clearly indicated, be deemed to refer to all L/C Issuers.
          “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
          “Lender” or “Lenders” each have the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender; provided, that for purposes of making Loans to Designated Borrowers, any Lender may from time to time delegate in its stead one or more of its Affiliates as such lenders, duly authorized to engage in such lending activities in the jurisdiction of such Designated Borrower, in which event the term “Lender” shall also include any such designated Affiliate as in effect from time to time, provided further, that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to this Agreement, the Lender making such delegation shall be deemed the “Lender” rather than such Affiliate, which shall not be entitled to vote or consent.
          “Lender Rate Contract” has the meaning specified in Section 8.04.

          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.
          “Letter of Credit” means any standby or commercial letter of credit issued hereunder and shall include the Existing Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
          “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
          “Letter of Credit Fee” has the meaning specified in Section 2.03(i).
          “Letter of Credit Sublimit” means an amount equal to $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
          “Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such property or asset or the income therefrom, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
          “Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, the Fee Letters, and the Guaranties.
          “Loan Parties” means, collectively, the Company, each Subsidiary Guarantor and each Designated Borrower.
          “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(m).
          “Margin Stock” has the meaning given to that term in Regulation U issued by the FRB.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of FIL and FIL’s Subsidiaries, taken as a whole (excluding, solely for purposes of the closing certificate delivered by FIL pursuant to Section 4.01(a)(ix), any such changes resulting solely from macroeconomic or financial market or electronics manufacturing industry events or circumstances that in the reasonable view of the Required Lenders, have not affected and are not expected to affect the operations, business, assets or financial condition of FIL and its Subsidiaries taken as a whole to an extent that is or would be disproportionate to that of other members of its industry), (b) the ability of any Borrower to pay or perform its Obligations in accordance with the terms of this Agreement and the other Loan Documents, (c) the ability of the Subsidiary Guarantors (taken as a whole) to pay or perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents (other than the Flextronics (Netherlands) Guaranty) or (d) the rights and remedies of the Administrative Agent or any Lender under this Agreement, the other Loan Documents (other than the Flextronics (Netherlands) Guaranty) or any related document, instrument or agreement.
          “Material Subsidiary” means, at any time of determination, (a) any Subsidiary of FIL that (i) had Adjusted Revenues during the immediately preceding fiscal year equal to or greater than 5% of the consolidated total revenues of FIL and its Subsidiaries during such preceding year or (ii) held assets, excluding Intercompany Receivables and Investments in FIL or any other FIL Subsidiary, on the last day of the immediately preceding fiscal year equal to or greater than 10% of the consolidated total assets of FIL and its Subsidiaries on such date, in each case as set forth or reflected in the audited Financial Statements dated March 31, 2006 or the then most-recently available audited Financial Statements provided pursuant to Section 6.01 hereof; and (b) following any Material Subsidiary Recalculation Event, any Subsidiary of FIL that, on a pro forma basis (after giving effect to such Material Subsidiary Recalculation Event and all other Material Subsidiary Recalculation Events occurring on or prior to the date thereof), (1) had Adjusted Revenues during the twelve-month period ended as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available, greater than 5% of the consolidated total revenues of FIL and its Subsidiaries during such twelve-month period or (2) holds assets, excluding Intercompany Receivables and Investments in FIL or any other FIL Subsidiary, equal to or greater than 10% of the consolidated total assets of FIL and its Subsidiaries (including the assets of such Subsidiary and any other Subsidiaries acquired) (other than Flextronics (Netherlands)) as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available (such tests in this clause (b), together, the “Pro Forma MS Test”). For purposes of the Pro Forma MS Test in clause (b)(1), a Material Subsidiary Recalculation Event shall be deemed to have occurred as of the first day of the applicable twelve month period. Notwithstanding the foregoing, for purposes of this definition, (i) the Adjusted Revenues and assets of Flextronics (Netherlands) shall be excluded from the calculation of the consolidated total revenues of FIL and its Subsidiaries and the consolidated total assets of FIL and its Subsidiaries, respectively, and (ii) each of Flextronics (Hungary) and Flextronics Sales (Mauritius) shall at all times be deemed to be a Material Subsidiary notwithstanding the fact that the amount of its Adjusted Revenues or assets is less than the thresholds set forth above.
          “Material Subsidiary Recalculation Event” means any of the following: (i) the consummation of any acquisition by FIL or any of its Subsidiaries of any Person that becomes a Subsidiary (or part of a Subsidiary) as a result thereof (or the acquisition of all or substantially all of the assets of any Person or of any line of business of any Person) that would result in an additional Material Subsidiary, based on the Pro Forma MS Test, as applied as of such date; (ii) any Subsidiary Guarantor ceasing to be a Subsidiary pursuant to a transaction otherwise permitted hereunder; (iii) the occurrence of any event or circumstance resulting in the release of any Subsidiary Guarantor pursuant to the terms of the Subsidiary Guaranty; (iv) any Person becoming an Ineligible Material Subsidiary solely by virtue of clause (b) of the definition of “Ineligible Material Subsidiary,” and (v) any sale or disposition (including by merger) of any material portion of the Equity Securities of any Subsidiary of FIL, or the sale or transfer of all or substantially all of the assets of any Subsidiary of FIL, if such transaction would result in any additional Material Subsidiaries, based on the Pro Forma MS Test as applied as of such date.
          “Maturity Date” means May 10, 2012, provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
          “Maximum Rate” has the meaning specified in Section 10.09.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by any Borrower, any Material Subsidiary or any ERISA Affiliate.
          “Net Proceeds” means, with respect to any issuance and sale of securities by any Person (a) the aggregate cash proceeds received by such Person from such sale less (b) the sum of (i) the actual amount of the reasonable fees and commissions payable to Persons other than such Person making the sale or any Affiliate of such Person and (ii) the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person.
          “Non-Core Assets” means those assets and businesses (including the Equity Securities of any Subsidiary engaged exclusively in such businesses) designated in good faith by FIL’s board of directors from time to time as “Non-Core Assets” and set forth in a certificate or certificates delivered by FIL to Administrative Agent of FIL’s chief financial officer to the effect that FIL’s board of directors has duly designated such assets and businesses as “Non-Core Assets” in good faith.
          “Non-Extension Notice Date” has the meaning specified in Section 2.03(b).
          “Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b).
          “Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

          “Outstanding Amount” means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.
          “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
          “Participant” has the meaning specified in Section 10.06(d).
          “Participating Member State” means each state so described in any EMU Legislation.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Permitted Indebtedness” has the meaning specified in Section 7.01.
          “Permitted Liens” has the meaning specified in Section 7.02.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Platform” has the meaning specified in Section 6.01.
          “Pro Forma Calculation Subsidiary” means any Subsidiary as to which the Company has properly elected to present its EBITDA on a pro forma basis, as set forth in the last paragraph of the definition “EBITDA.”
          “Pro Forma MS Test” has the meaning specified in the definition “Material Subsidiary.”
          “Public Lender” has the meaning specified in Section 6.01.
          “Rate Contracts” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock, deferred compensation arrangement or similar plan providing for payments only on account of past or future services provided by current or former directors, officers, employees or consultants of any Borrower or its Subsidiaries shall be a Rate Contract.
          “Register” has the meaning specified in Section 10.06(c).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” has the meaning specified in ERISA and applicable regulations thereunder.
          “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
          “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Requirements of Law” applicable to any Person means (a) the articles or certificate of incorporation and by-laws, partnership agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” means, with respect to any Loan Party, such Loan Party’s chief executive officer, chief financial officer, treasurer, vice president – finance, controller, assistant controller, assistant treasurer, director of treasury operations, corporate secretary, assistant secretary, director or any other officer of such Loan Party designated from time to time by its board of directors to execute and deliver any document, instrument or agreement hereunder.
          “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall in good faith determine or the Required Lenders shall in good faith require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall in good faith determine or the Required Lenders shall in good faith require.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
          “Scotia Capital” means The Bank of Nova Scotia.
          “SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
          “Significant Subsidiary” shall mean, at any time of determination, (a) any Subsidiary of FIL that (i) had Adjusted Revenues during the immediately preceding fiscal year equal to or greater than $100,000,000 or (ii) had net worth on the last day of the immediately preceding fiscal year equal to or greater than $100,000,000; and (b) in respect of any Subsidiary formed or acquired during the term of this Agreement, that (i) had Adjusted Revenues during the twelve-month period ended as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available greater than $100,000,000 or (ii) has a net worth (determined on a pro forma basis as of the last day of the immediately preceding fiscal quarter for which Financial Statements are available) equal to or greater than $100,000,000.
          “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (c) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.
          “SPC” has the meaning specified in Section 10.06(h).
          “Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

          “Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 8:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
          “Sterling” and “£” mean the lawful currency of the United Kingdom.
          “Subordinated Indebtedness” means Indebtedness of any Borrower or any Subsidiary of a Borrower that is subordinated to the Obligations.
          “Subordinated Indenture” means, for so long as any Indebtedness shall be outstanding under any such Subordinated Indenture, collectively, (a) the Indenture dated as of June 29, 2000 by and between FIL and Chase Manhattan Bank and Trust Company, National Association with respect to up to $1,000,000,000 of 9 7/8% Senior Subordinated Notes due 2010, (b) the Indenture dated as of May 8, 2003 by and between FIL and J.P. Morgan Trust Company, National Association with respect to up to $400,000,000 of 6 1/2% Senior Subordinated Notes due 2013, (c) the Indenture dated as of August, 2003 by and between FIL and J.P. Morgan Trust Company, National Association with respect to up to $500,000,000 of 1% Convertible Subordinated Notes due 2010, (d) the Indenture dated as of November 17, 2004 by and between FIL and J.P. Morgan Trust Company, National Association with respect to up to $500,000,000 of 6 1/4% Senior Subordinated Notes due 2014 and (e) any other document, instrument or agreement evidencing Subordinated Indebtedness.
          “Subsidiary” of any Person means (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. All references in this Agreement and the other Loan Documents to Subsidiaries of FIL shall, unless otherwise indicated, include any of the other Borrowers and their Subsidiaries.
          “Subsidiary Guarantors” means, collectively, each Person that is now or hereafter becomes an Eligible Material Subsidiary, provided that Flextronics Sales (Mauritius) and

Flextronics (Hungary) shall not be deemed Subsidiary Guarantors until they have executed the Subsidiary Guaranty.
          “Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.
          “Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
          “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
          “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
          “Swing Line Loan” has the meaning specified in Section 2.04(a).
          “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
          “Swing Line Sublimit” means an amount equal to the lesser of (a) $250,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but the claim for which, upon the insolvency or bankruptcy of such Person, would be characterized consistently with indebtedness of such Person (without regard to accounting treatment).
          “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
          “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
          “Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
          “United States” and “U.S.” mean the United States of America.

          “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
          “Wholly-Owned Subsidiary” means any Subsidiary of which more than 90% of the issued and outstanding Equity Securities are owned, directly or indirectly, by FIL.
          “Yen” and “¥” mean the lawful currency of Japan.
          1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
                    (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
                    (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
                    (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
          1.03 Accounting Terms.
                    (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited Financial Statements dated as of March 31, 2006, except as otherwise specifically prescribed herein.

                    (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
                    (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
          1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.05 Exchange Rates; Currency Equivalents.
                    (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
                    (b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

          1.06 Additional Alternative Currencies.
                    (a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
                    (b) Any such request shall be made to the Administrative Agent not later than 8:00 a.m., 15 days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 8:00 a.m., 10 days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
                    (c) Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
          1.07 Change of Currency.
                    (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
                    (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
                    (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
          1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
          1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
          2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans made to the Designated Borrowers shall not exceed the Designated Borrower Sublimit, and (iv) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s

Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
          2.02 Borrowings, Conversions and Continuations of Committed Loans.
                    (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 10:00 a.m. (x) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, or (y) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (ii) 4:00 p.m. on the Business Day prior to the date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Committed Loans to be borrowed, converted or continued, (D) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto, (F) the currency of the Committed Loans to be borrowed, and (G) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

                    (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 10:00 a.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company or other applicable Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.
                    (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
                    (d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
                    (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to Committed Loans.

          2.03 Letters of Credit.
                    (a) The Letter of Credit Commitment.
                              (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company or any Designated Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or any Designated Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company and Designated Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
                              (ii) The L/C Issuer shall not issue any Letter of Credit, if:
                              (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
                              (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
                              (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
                              (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C

Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
                              (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
                              (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000 in the case of a commercial Letter of Credit or $500,000 in the case of a standby Letter of Credit;
                              (D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
                              (E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or
                              (F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
                              (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
                              (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
                              (vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
                    (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
                              (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the

Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 8:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
                              (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Designated Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
                              (iii) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
                              (iv) If the Company so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.
                              (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
                    (c) Drawings and Reimbursements; Funding of Participations.
                              (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Company and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in

Dollars, the Company shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 8:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Company fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
                              (ii) Each Lender shall upon receipt of any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 10:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.
                              (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
                              (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

                              (v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
                              (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
                    (d) Repayment of Participations.
                              (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
                              (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
                    (e) Obligations Absolute. The obligation of the Company (or the applicable Designated Borrower) to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
                    (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
                    (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
                    (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
                    (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
                    (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or
                    (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.
                              The Company and each applicable Designated Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the L/C Issuer. The Company and each applicable Designated Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

                    (f) Role of L/C Issuer. Each Lender, the Company and each Designated Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company and each Designated Borrower hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s (or any Designated Borrower’s) pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company or any applicable Designated Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company or any applicable Designated Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company or any applicable Designated Borrower which the Company or any applicable Designated Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
                    (g) Cash Collateral.
                              (i) Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.
                              (ii) In addition, if the Administrative Agent notifies the Company at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
                              (iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
                              (iv) Sections 2.05 and 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders) and “Cash Collateral” has a corresponding meaning. The Company hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
                    (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
                    (i) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
                    (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such standby Letter of Credit fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Company shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
                    (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          2.04 Swing Line Loans.
                    (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan or shall bear such other rate of interest specified in Section 2.08(a)(iii). Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
                    (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $5,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 11:00 a.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 12:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.
                    (c) Refinancing of Swing Line Loans.
                              (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 10:00 a.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
                              (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

                              (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
                              (iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.
                    (d) Repayment of Participations.
                              (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
                              (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
                    (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
                    (f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
          2.05 Prepayments.
                    (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 8:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
                    (b) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
                    (c) If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the

Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.
                    (d) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
          2.06 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 8:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit, the Designated Borrower Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Except as specified in clause (iv) of the second preceding sentence, the amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
          2.07 Repayment of Loans.
                    (a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.
                    (b) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date 10 Business Days after such Loan is made and (ii) the Maturity Date.

          2.08 Interest.
                    (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to (A) the rate agreed by the Swing Line Lender and the Company in respect of such borrowing (and notified to the Administrative Agent by the Swing Line Lender) or (B) if no such rate has been so agreed, at the Base Rate.
                    (b)     (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.
                              (ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.
                              (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of any Loans then outstanding and all other outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law.
                              (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
                    (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
          2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:
                    (a) Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate

Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
                    (b) Utilization Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a utilization fee in Dollars equal to the Applicable Rate times the Total Outstandings on each day that the Total Outstandings exceed 50% of the actual daily amount of the Aggregate Commitments then in effect (or, if terminated, in effect immediately prior to such termination). The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The utilization fee shall be calculated quarterly in arrears and if there is any change in the Applicable Rate during any quarter, the daily amount shall be computed and multiplied by the Applicable Rate for each period during which such Applicable Rate was in effect. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.
                    (c) Other Fees.
                              (i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
                              (ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing (if any) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
          2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the

Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          2.11 Evidence of Debt.
                    (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
                    (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
          2.12 Payments Generally; Administrative Agent’s Clawback.
                    (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Requirement of Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the

Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 11:00 a.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
                    (b)     (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurocurrency Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans (which payment, for the avoidance of doubt, shall be in lieu of any other interest (other than interest at the Default Rate, if applicable) relating to such portion of the relevant Committed Borrowing). If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
                              (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
                    (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
                    (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
                    (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
          2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
                    (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

                    (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).
                    Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          2.14   Designated Borrowers.
                    (a) Effective as of the date hereof each of the Subsidiaries identified on Schedule 2.14 shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.
                    (b) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), nominate any additional Wholly-Owned Subsidiary of the Company (an “Applicant Borrower”) as a Designated Borrower to receive Loans and obtain Letters of Credit for its account hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or any Lender in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. Following the giving of any notice pursuant to this Section 2.14(b), if the designation of such Designated Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations. If the Administrative Agent and each of the Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit I (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans and obtain Letters of Credit for its account hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.
                    (c) The Obligations under this Agreement of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations under this Agreement of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.
                    (d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) except as otherwise requested by a Designated Borrower in the applicable Committed Loan Notice, the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
                    (e) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
          2.15    Increase in Commitments.
                    (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time request an increase in the Aggregate Commitments by an amount (for all such requests together) not exceeding $500,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Company may make a maximum of five such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

                    (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
                    (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
                    (d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.
                    (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in Section 5.09 shall be deemed to refer to the most recent Financial Statements furnished pursuant to clauses (a) and (b), as applicable, of Section 6.01, and (B) no Default exists. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
                    (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
          3.01 Taxes.
                    (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
                    (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
                    (c) Indemnification by the Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 20 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.
                    (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
                    (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent (provided the Administrative Agent shall be under no obligation to so request), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. A Lender’s obligation under the prior sentence when a Borrower is a Foreign Obligor shall apply only if the Company has made a request for such documentation. In addition, any Lender, if requested by the Company or the Administrative Agent (provided the Administrative Agent shall be under no obligation to so request), shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent (provided the Administrative Agent shall be under no obligation to so request) as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
                            Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
                    (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
                    (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
                    (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
                    (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
                            Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Company, as the Administrative Agent (provided the Administrative Agent shall be under no obligation to so request) or the Company shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Requirements of Law of any other jurisdiction, duly executed and completed by such Lender, as are so requested and required under such Requirements of Law to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (A) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Requirements of Law of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Requirements of Law of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Requirements of Law in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
                    (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection (f) shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
          3.02 Illegality. If any Lender determines that any Requirements of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
          3.03   Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
          3.04   Increased Costs.
                    (a) Increased Costs Generally. If any Change in Law shall:
                    (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;
                    (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);
                    (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or
                    (iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder with respect to any Eurocurrency Rate Loan or L/C Credit Extension (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
                    (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time upon request of such Lender or L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
                    (c) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
          3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
          (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;
          (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or
          (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.05 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to this Section 3.05 for any loss, cost or expense incurred more than nine months prior to the date that such Lender notifies the Company of the act or omission giving rise to such loss, cost or expense and such Lender’s intention to claim compensation therefor.
For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Base Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
          3.06   Mitigation Obligations; Replacement of Lenders; Certificates.
                    (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay), within 10 days of the request therefor, all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
                    (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or there occurs any prepayment or conversion of its Loans under Section 3.02, the Company may replace such Lender in accordance with Section 10.13.
                    (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the basis for and a calculation of the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of Section 3.04 or Section 3.05 and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
          4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make the initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
                    (a)   The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (as applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
                    (i) executed counterparts of this Agreement and the Guaranties (other than Subsidiary Guaranties by Flextronics Sales (Mauritius) and Flextronics (Hungary)), sufficient in number for distribution to the Administrative Agent, each Lender and the Company;
                    (ii) Notes executed by the Borrowers in favor of each Lender requesting Notes;
                    (iii) The certificate of incorporation (or comparable document) of each Loan Party certified by the Secretary of State (or comparable public official) of its jurisdiction of organization (or, if any such Person is organized under the laws of any jurisdiction outside the United States, such other evidence as the Administrative Agent may request to establish that such Person is duly organized and existing under the laws of such jurisdiction), together with an English translation thereof (if appropriate);
                    (iv) To the extent such jurisdiction has the legal concept of a corporation being in good standing and a Governmental Authority in such jurisdiction issues any evidence of such good standing, a Certificate of Good Standing (or comparable certificate) for each Loan Party certified by the Secretary of State (or comparable public official) of its jurisdiction of organization (or, if any such Person is organized under the laws of any jurisdiction outside the United States, such other evidence as the Administrative Agent may request to establish that such Person is duly qualified to do business and in good standing under the laws of such jurisdiction), together with an English translation thereof (if appropriate);
                    (v) A certificate of the secretary or an assistant secretary (or comparable officer) or a director of each Loan Party certifying (a) that attached thereto is a true and correct copy of the by-laws (or comparable document) of such Subsidiary as in effect (or, if any such Subsidiary is organized under the laws of any jurisdiction outside the United States, any comparable document provided for in the respective corporate laws of that jurisdiction), (b) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors of such Subsidiary (or other comparable enabling action) and continuing in effect, which (i) authorize the execution, delivery and performance by such Person of the Loan Documents to be executed by such Person and the consummation of the transactions contemplated thereby and (ii) designate the officers, directors and attorneys authorized so to execute, deliver and perform on behalf of such Person and (c) that there are no proceedings for the dissolution or liquidation of such Person, together with a certified English translation thereof (if appropriate);
                    (vi) A certificate (which may be combined with the certificate set forth in clause (v) above) of the secretary or an assistant secretary (or comparable officer) or a director of each Loan Party certifying the incumbency, signatures and authority of the officers, directors and attorneys of such Person authorized to execute, deliver and perform the Loan Documents to be executed by such Person, together with a certified English translation thereof (if appropriate);
                    (vii) Favorable written opinions from each of the following counsel for the Borrowers, the Guarantors and FIL’s Subsidiaries, addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may reasonably request and otherwise in form and substance satisfactory to the Administrative Agent:
(1)	Curtis, Mallet-Prevost, Colt & Mosle LLP, U.S. counsel for FIL and its Subsidiaries;

(2)	Paul, Chong & Nathan, Malaysian (including Labuan) counsel for FIL and its Subsidiaries;

(3)	Allen & Gledhill, Singapore counsel for FIL and its Subsidiaries;

(4)	De Brauw Blackstone Westbroek, Dutch counsel for FIL and its Subsidiaries; and

(5)	Muhammad R C Uteem LLM TEP, Mauritius counsel for FIL and its Subsidiaries.
                    (viii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and stating that such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
                    (ix) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since December 31, 2006 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (C) the current Debt Ratings, and (D) pro forma calculations of the Debt/EBITDA Ratio and the Fixed Charge Coverage Ratio, based upon the Company’s December 31, 2006 Financial Statements;
                    (x) evidence that the Existing FIL Credit Agreement and the Existing FIUI Credit Agreement have each been or concurrently with the Closing Date are being terminated and all letters of credit thereunder (other than the Existing Letters of Credit) cancelled or defeased in a manner satisfactory to the Administrative Agent, all Liens securing obligations under such credit agreements have been or concurrently with the Closing Date are being released;
                    (xi) evidence satisfactory to the Administrative Agent that the Obligations (to the extent constituting principal and interest) are “Designated Senior Debt” for purposes of and as defined in each of the Subordinated Indentures; and
                    (xii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
                    (b) Any fees required to be paid on or before the Closing Date shall have been paid.
                    (c) Unless waived by the Administrative Agent and subject to the Fee Letters, the Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).
                    (d) The Closing Date shall have occurred on or before May 11, 2007.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
          4.02   Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:
                    (a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be (A) in the case of representations and warranties that are qualified as to materiality, true and correct, and (B) in the case of representations and warranties that are not qualified as to materiality, true and correct in all material respects, in each case on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct or true and correct in all material respects, as the case may be, as of such earlier date; provided that the representations and warranties contained in Section 5.09 shall be deemed to refer to the most recent Financial Statements furnished pursuant to subsections (a) and (b) of Section 6.01.
                    (b) No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.
                    (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
                    (d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.
                    (e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

          Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
          Except as otherwise provided in Section 5.21, each Borrower represents and warrants to the Administrative Agent and the Lenders that:
          5.01 Due Incorporation, Qualification, Etc. Each Loan Party and each Significant Subsidiary (i) is duly organized, validly existing and, in any jurisdiction in which such legal concept is applicable, in good standing under the laws of its jurisdiction of organization, (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and (iii) is duly qualified and licensed to do business as a foreign entity in each jurisdiction where the failure to be so qualified or licensed is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.
          5.02 Authority. The execution, delivery and performance by each of the Borrowers and each Guarantor of each Loan Document (other than the Flextronics (Netherlands) Guaranty) executed, or to be executed, by such Person and the consummation of the transactions contemplated thereby (i) are within the power of such Person and (ii) have been duly authorized by all necessary actions on the part of such Person.
          5.03 Enforceability. Each Loan Document (other than the Flextronics (Netherlands) Guaranty) executed, or to be executed, by each of the Borrowers and each Guarantor has been, or will be, duly executed and delivered by such Person and constitutes, or when executed will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
          5.04 Non-Contravention. The execution and delivery by each of the Borrowers and each Guarantor of the Loan Documents (other than the Flextronics (Netherlands) Guaranty) executed by such Person and the performance and consummation of the transactions contemplated thereby do not (i) violate any material Requirement of Law applicable to such Person, (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of such Person or (iii) result in the creation or imposition of any material Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Person (other than Liens created under the Loan Documents).
          5.05 Approvals. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including the shareholders of any Person) is required in connection with the execution and delivery of the

Loan Documents (other than the Flextronics (Netherlands) Guaranty) executed by each of the Borrowers and each Guarantor and the performance or consummation of the transactions contemplated thereby, except such as (i) have been made or obtained and are in full force and effect or (ii) are being made or obtained in a timely manner and once made or obtained will be in full force and effect.
          5.06 No Violation or Default. Neither any Borrower, nor any Guarantor, nor any of FIL’s Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person or (ii) any Contractual Obligation of such Person, where, in each case or in the aggregate, such violation or default is reasonably and substantially likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither any Borrower, nor any Guarantor nor any of FIL’s Subsidiaries (A) has violated any Environmental Laws, (B) to the knowledge of any Borrower, any Guarantor or any of FIL’s Subsidiaries, has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or, to the knowledge of any Borrower, any Guarantor or any of FIL’s Subsidiaries, is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. No Default has occurred and is continuing.
          5.07 Litigation. No actions (including derivative actions), suits, proceedings or investigations are pending or, to the knowledge of any Borrower, threatened against any Borrower, any Guarantor or any of FIL’s Subsidiaries at law or in equity in any court or before any other Governmental Authority which (i) based upon the written advice of such Person’s outside legal counsel, is reasonably likely to be determined adversely and if so adversely determined is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by any Borrower or any Guarantor of the Loan Documents (other than the Flextronics (Netherlands) Guaranty) or the transactions contemplated thereby.
          5.08 Title; Possession Under Leases. Each Borrower, each Guarantor and each of FIL’s Subsidiaries own and have good and valid title, or a valid leasehold interest in, all their respective material properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with the terms of this Agreement (whether or not then in effect) since the date of such Financial Statements) and all respective material assets and properties acquired by such Borrower, each Guarantor and FIL’s Subsidiaries since such date (except those disposed of in the ordinary course of business or otherwise in compliance with the terms of this Agreement (whether or not then in effect) since such date). Such assets and properties are subject to no Lien, except for Permitted Liens.
          5.09 Financial Statements. The consolidated Financial Statements of FIL and its Subsidiaries which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of FIL and its Subsidiaries, which have been maintained in accordance with good business practice, (ii) have been prepared in conformity with GAAP and (iii) fairly present in all material respects the financial conditions and results of operations of FIL and its Subsidiaries as of the dates thereof and for the periods covered thereby. Neither FIL nor any of its Subsidiaries has any Contingent Obligations, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed or reflected in the Financial Statements of FIL dated December 31, 2006, furnished by FIL to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), or except as permitted under Article VII of this Agreement.
          5.10 Employee Benefit Plans.
                    (a) Based on the latest valuation of each Employee Benefit Plan that any Borrower or any ERISA Affiliate maintains or contributes to, or has any obligation under (which occurred within twelve months of the date of this representation), the aggregate benefit liabilities of such plan within the meaning of section 4001 of ERISA did not exceed the aggregate value of the assets of such plan, except to the extent not reasonably and substantially likely to have a Material Adverse Effect. Neither any Borrower nor any ERISA Affiliate has any material liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan contribution coverage is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.
                    (b) Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by any Borrower or any ERISA Affiliate of any material liability, fine or penalty, in each case except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of any Borrower or any ERISA Affiliate is legally valid and binding and is in all material respects in full force and effect, except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. As of the Closing Date, no Employee Benefit Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit, other than routine claims for benefits under the Plan. Neither any Borrower nor any ERISA Affiliate nor, to the knowledge or any Borrower, any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under section 406 of ERISA or section 4975 of the Code which would subject any Borrower or any ERISA Affiliate to any material tax, penalty or other liability, including a liability to indemnify.
                    (c) Neither any Borrower nor any ERISA Affiliate contributes to or has any material contingent obligations to any Multiemployer Plan. Neither any Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under section 4201 of ERISA or as a result of a sale of assets described in section 4204 of ERISA. Neither any Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of section 4241 or section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under section 4041A of ERISA, in each case except as is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.

                    (d) All employer and employee contributions required by any applicable Governmental Rule in connection with all Foreign Plans have been made, or, if applicable, accrued, in all material respects, in accordance with the country-specific or other applicable accounting practices. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient, except to the extent that is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect, to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions (if applicable) and valuations most recently used to determine employer contributions to such Foreign Plan, which actuarial assumptions are commercially reasonable viewed as a whole. Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities except to the extent that is not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect. Each Foreign Plan reasonably complies in all material respects with all applicable Governmental Rules.
          5.11 Other Regulations. No Borrower or any Material Subsidiary is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Governmental Rule that limits its ability to incur Indebtedness of the type represented by the Obligations.
          5.12 Patent and Other Rights. Each Borrower and each of FIL’s Subsidiaries own, license or otherwise have the full right to use, under validly existing agreements, without known conflict with any rights of others, all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted, except such patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto which if not validly owned, licensed or used would not be reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.
          5.13 Governmental Charges. Each Borrower and each of FIL’s Subsidiaries have filed or caused to be filed all material tax returns, and, in material compliance with all applicable Requirements of Law, all reports and declarations which are required by any Governmental Authority to be filed by them (or, in each case, extensions thereof have been validly obtained). Each Borrower and each of FIL’s Subsidiaries have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith and as to which if unpaid adequate reserves (determined in accordance with GAAP) have been provided or which are not reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect.
          5.14 Margin Stock. No Borrower is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No proceeds of any Loan and no Letter of Credit will be used to purchase or carry any Margin Stock, or to extend credit to any Person for the purpose of purchasing or carrying any Margin Stock, in either case in a manner that violates or causes a violation of Regulations T, U or X of the FRB or any other regulation of the FRB.
          5.15 Subsidiaries, Etc. Schedule 5.15 (on the Closing Date as of March 31, 2007 and as thereafter updated on a quarterly basis by Borrowers in a written notice to Administrative Agent no later than the date set forth in Section 6.01(f)) sets forth each of FIL’s Significant Subsidiaries and Material Subsidiaries, its jurisdiction of organization, the percentages of shares owned directly or indirectly by FIL and whether FIL owns such shares directly or, if not, the Subsidiary of FIL that owns such shares.
          5.16 Solvency, Etc. Each of the Borrowers, each Guarantor and each Material Subsidiary is Solvent and, after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, will be Solvent.
          5.17 Senior Debt. The Borrowers have taken all actions necessary for the Obligations (to the extent constituting principal and interest) to constitute “Designated Senior Debt” for the purposes of and as defined in the Subordinated Indenture.
          5.18 No Withholding, Etc. Except as otherwise disclosed by a Borrower to the Administrative Agent from time to time (which the Administrative Agent will deliver to the Lenders), (i) no Borrower has actual knowledge of any requirement under any Governmental Rule to make any deduction or withholding of any nature whatsoever from any payment required to be made by any Borrowers hereunder or under any other Loan Document and (ii) neither this Agreement nor any of the other Loan Documents is subject to any registration or stamp tax or any other similar or like taxes payable in any relevant jurisdiction.
          5.19 No Material Adverse Effect. Since March 31, 2006, no event has occurred and no condition exists which, alone or in the aggregate, (i) has had (and continues to have) or (ii) is reasonably and substantially likely to have a Material Adverse Effect.
          5.20 Accuracy of Information Furnished. The Loan Documents and the other certificates, statements and information (excluding projections) furnished to the Administrative Agent or any Lender in writing by or on behalf of the Borrowers, the Guarantors and FIL’s Subsidiaries in connection with the Loan Documents and the transactions contemplated thereby, taken as a whole, as of the date furnished, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          5.21 Representations as to Foreign Obligors. The Company represents and warrants to the Administrative Agent and the Lenders, with respect to each Foreign Subsidiary that is at any time a Foreign Obligor, and each Designated Borrower at any time existing that is a Foreign Subsidiary, represents and warrants with respect to itself, that:
                    (a) Such Foreign Obligor is subject to civil and commercial Requirements of Law with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of the courts or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
                    (b) The Applicable Foreign Obligor Documents are in all material respects in proper legal form under the Requirements of Law of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Requirements of Law of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
                    (c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except in either case as has been disclosed to the Administrative Agent.
                    (d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
          5.22 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of each Designated Borrower that is a Domestic Subsidiary and a party hereto on the Closing Date is set forth on Schedule 10.02. The true and correct unique identification number of the Company and each Designated Borrower that is a Foreign Subsidiary and a party hereto on the Closing Date that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 5.22.

ARTICLE VI.
AFFIRMATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:
          6.01 Information. The Company shall deliver to the Administrative Agent (for distribution to the Lenders), in form and detail satisfactory to the Administrative Agent and the Required Lenders:
          (a) As soon as available and in no event later than 55 days after the last day of each fiscal quarter of FIL, a copy of the Financial Statements of FIL and its Subsidiaries (prepared on a consolidated basis) for such quarter and for the fiscal year to date, certified by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of FIL to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments);
          (b) (i) As soon as available and in no event later than 100 days after the close of each fiscal year of FIL, (A) copies of the audited Financial Statements of FIL (prepared on a consolidated basis) for such year, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, and (B) copies of the unqualified opinions (or qualified opinions (other than a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) reasonably acceptable to the Administrative Agent) of such accountants, and (ii) if and when received from such accountants in connection with the annual audited Financial Statements of FIL (it being acknowledged and agreed that this clause (ii) imposes no obligation to so request or obtain such certificates), certificates of such accountants to the Administrative Agent stating that in making the examination necessary for their opinion they have reviewed this Agreement and have obtained no knowledge of any Default which has occurred and is continuing, or if, in the opinion of such accountants, a Default has occurred and is continuing, a statement as to the nature thereof;
          (c) Contemporaneously with the quarterly and year-end Financial Statements required by the foregoing subsections (a) and (b), a Compliance Certificate executed by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of FIL, properly completed;
          (d) As soon as possible and in no event later than five Business Days after any Responsible Officer of such Borrower knows of the occurrence or existence of (i) any Reportable Event under any Employee Benefit Plan or Multiemployer Plan, (ii) any actual or threatened litigation or suits against any Borrower or any of FIL’s Subsidiaries involving potential monetary damages payable by any Borrower or FIL’s Subsidiaries of

$50,000,000 or more alone or in the aggregate, (iii) any other event or condition which is reasonably and substantially likely (alone or in the aggregate) to have a Material Adverse Effect, (iv) any Default or (v) any event of the type described in Section 8.01(f) or (g) with respect to any Subsidiary, so long as such Subsidiary is determined at the time of such event to be a Significant Subsidiary, the statement of the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of such Borrower setting forth details of such event, condition or Default and the action which such Borrower proposes to take with respect thereto;
          (e) Promptly after they are sent, made available or filed, copies of (i) all registration statements and reports filed by any of the Borrowers or any of FIL’s Subsidiaries with the SEC (including all 10-Q, 10-K and 8-K reports) and (ii) all reports, proxy statements and financial statements sent or made available by any of the Borrowers or any of FIL’s Subsidiaries to its public security holders;
          (f) As soon as possible and in no event later than 55 days after the last day of each fiscal quarter (or 100 days in the case of the last fiscal quarter of each fiscal year), or 55 days after the date of any Material Subsidiary Recalculation Event that would result in an additional Material Subsidiary (based on the Pro Forma MS Test as applied as of such date), written notice of (i) any new Significant Subsidiary acquired or established during such quarter (or as a result of such Material Subsidiary Recalculation Event) or any other change in the information set forth in Schedule 5.15 during such quarter, (ii) each Subsidiary of FIL that has become a Material Subsidiary during such quarter (or as a result of such Material Subsidiary Recalculation Event) and indicating for each such new Material Subsidiary whether such Material Subsidiary is an Eligible Material Subsidiary or Ineligible Material Subsidiary and if the latter, the reason it is an Ineligible Material Subsidiary, and (iii) each Subsidiary that may have previously been an Ineligible Material Subsidiary but which became an Eligible Material Subsidiary during such quarter;
          (g) Promptly after any Borrower changes its legal name or the address of its chief executive office, written notice setting forth such Borrower’s new legal name and/or new address;
          (h) Promptly, a copy of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating;
          (i) Promptly, notice of the occurrence of any Material Subsidiary Recalculation Event; and
          (j) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the operations or condition (financial or otherwise) of such Borrower or FIL’s Subsidiaries, and compliance by such Borrower with the terms of this Agreement and the other Loan Documents as Administrative Agent on behalf of itself or one or more Lenders may from time to time reasonably request.

                    Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.01(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access, including the SEC’s EDGAR website, any commercial, third-party website or any website sponsored by the Administrative Agent; provided that: (i) the Company shall, if requested, deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall use commercially reasonable efforts to notify the Administrative Agent and each requesting Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent (it being acknowledged that electronic delivery thereof pursuant to Section 10.02 shall be permitted). Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
                    Each Borrower hereby acknowledges that (1) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (2) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the

Platform not designated “Public Investor.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”
          6.02 Books and Records. Each Borrower and FIL’s Subsidiaries shall at all times keep proper books of record and account which shall be complete and correct in all material respects in accordance with GAAP; provided that, with respect to any Subsidiary acquired by FIL or its Subsidiaries after the Closing Date pursuant to a stock purchase or merger transaction (other than (a) a Person that is merged with or into a Subsidiary of FIL that owned assets (other than de minimis assets necessary to create an acquisition vehicle) immediately prior to such merger) and (b) a Pro Forma Calculation Subsidiary), such Subsidiary shall only be required to (i) keep proper books of record and account which shall be complete and correct in all material respects in accordance with GAAP in respect of transactions occurring after the date of such acquisition, and (ii) from and after the date that is the first day of the first fiscal year of FIL that follows the date of such acquisition by more than three months, keep proper books of record and account in respect of all other matters which shall be complete and correct in all material respects in accordance with GAAP.
          6.03 Inspections. Each Borrower and FIL’s Subsidiaries shall permit the Administrative Agent and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of such Borrower and FIL’s Subsidiaries, to examine the books and records of such Borrower and FIL’s Subsidiaries and make copies thereof and to discuss the affairs, finances and business of such Borrower and FIL’s Subsidiaries with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent or any Lender may reasonably request (which visits and inspections shall be at the expense of the Administrative Agent (subject to reimbursement by the Lenders pursuant to Section 10.04(c)) or such Lender unless a Default has occurred and is continuing).
          6.04 Insurance. Each Borrower and FIL’s Subsidiaries shall (i) carry and maintain insurance of the types and in the amounts customarily carried from time to time during the term of this Agreement by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including fire, public liability, property damage and worker’s compensation, (ii) carry and maintain each policy for such insurance with financially sound insurers and (iii) deliver to the Administrative Agent from time to time, as the Administrative Agent may request, schedules setting forth all insurance then in effect.
          6.05 Taxes, Governmental Charges and Other Indebtedness. Each Borrower and FIL’s Subsidiaries shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all indebtedness which, if unpaid, could become a Lien upon the property of such Borrower or FIL’s Subsidiaries and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness, which in each of cases (i) through (iii) or in the aggregate, if unpaid, is reasonably and substantially likely to have a Material Adverse Effect, except such taxes, Governmental Charges or Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made, provided that in each such case appropriate reserves are maintained in accordance with GAAP.

          6.06 Use of Proceeds. Each Borrower shall use the proceeds of the Loans and Letters of Credit for working capital expenditures and other general corporate purposes not in contravention of any Requirement of Law or Loan Document. No Borrower shall use any part of the proceeds of any Loan or any Letter of Credit, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, or for the purpose of purchasing or carrying or trading in any securities, in either case, under such circumstances as to involve such Borrower, any Lender or Administrative Agent in a violation of Regulations T, U or X issued by the FRB.
          6.07 General Business Operations. Each of the Borrowers and FIL’s Subsidiaries shall (i) preserve and maintain its existence and all of its rights, privileges and franchises reasonably necessary to the conduct of the business of the Company and its Subsidiaries (as a whole), provided that (a) the Company and its Subsidiaries may dissolve, liquidate or terminate the existence of any Subsidiary of the Company, other than a Borrower, possessing total assets of less than $50,000,000 or serving no continuing business purpose (each, an “Excluded Subsidiary”), in either case as determined by the board of directors of the Company or such Subsidiary in its good faith reasonable discretion, (b) neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if the board of directors of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company and its Subsidiaries (taken as a whole) or the Lenders, and (c) the foregoing shall not prohibit the consummation of any sale, transfer or disposition of assets otherwise permitted under Section 7.03 or any merger or consolidation otherwise permitted under Section 7.04, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, and (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; except, in the case of clauses (ii) and (iii), where any failure is not reasonably likely (alone or in the aggregate) to have a Material Adverse Effect.
          6.08 Pari Passu Ranking. Each Borrower shall take, or cause to be taken, all actions necessary to ensure that the Obligations of such Borrower are and continue to rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of such Borrower.
          6.09 Designated Senior Debt. The Borrowers shall take all additional actions that may be necessary for the Obligations to continue at all times to constitute “Designated Senior Debt” or otherwise to be entitled to all the benefits of being “senior debt” under each Subordinated Indenture.
          6.10 PATRIOT Act. Promptly following a request therefor, each Borrower shall provide all documentation and other information that a Lender reasonably requests in order to comply with such Lender’s ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (known as the USA PATRIOT Act) (the “Act”), provided that any Lender requesting documentation or other information under this Section 6.10 shall provide any relevant supporting documentation reasonably requested by any Borrower responding to such request. Each Lender that is subject to the Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
          6.11 Subsidiary Guarantors.
                    (a) Promptly after any Person is required by Section 6.01(f) to be disclosed as an Eligible Material Subsidiary (and in any event within 30 days thereafter), the Company shall cause such Person to (i) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii), (iv), (v) and (vi) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i) of this Section 6.11(a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
                    (b) (i) Upon and no later than 30 days after the delivery to the Administrative Agent of the annual Financial Statements and accompanying Compliance Certificate pursuant to Section 6.01(b) and (c), in relation to any Subsidiary Guarantor that has ceased to be a Material Subsidiary as of the end of such fiscal year, or (ii) upon and no later than 30 days after the Company receives notice that a Subsidiary Guarantor has become an Ineligible Material Subsidiary by virtue of the satisfaction of clause (a) or (b) of the definition of “Ineligible Material Subsidiary” solely due to a Change in Law after the date such Person became a Foreign Obligor hereunder and the Company is unable, with the exercise of commercially reasonable efforts, to restore such Subsidiary’s status as an Eligible Material Subsidiary (in either case, a “Releasable Subsidiary”), provided there exists no Default (other than a Subsidiary Guarantor that has become an Ineligible Material Subsidiary by virtue of clause (a) of the definition of “Ineligible Material Subsidiary,” which the Company is unable, with the exercise of commercially reasonable efforts, to resolve, as to which such proviso shall not apply), the Company may deliver to the Administrative Agent a duly executed certificate of a Responsible Officer of the Company, in the form of Exhibit J (“Guarantor Release Certificate”) and, upon the receipt of such certificate by the Administrative Agent, such Releasable Subsidiary shall thereupon cease to be a Subsidiary Guarantor, subject to the possible future application of Section 6.11(a). The Administrative Agent shall with reasonable promptness execute and deliver such reasonable release documentation (which shall contain appropriate representations and warranties by the Company as to the circumstances underlying such release transaction, but shall require no representation, warranty or other undertaking on the part of the Administrative Agent) as the Company may reasonably request to evidence the release and termination of the Subsidiary Guaranty as to such Releasable Subsidiary. No release of any Subsidiary Guarantor shall in any way modify, affect or impair the enforceability of the Subsidiary Guaranty in respect of any other Subsidiary Guarantor.

ARTICLE VII.
NEGATIVE COVENANTS
          So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:
          7.01 Indebtedness. None of the Borrowers or any of FIL’s Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except for the following (“Permitted Indebtedness”):
          (a) Indebtedness created under the Loan Documents;
          (b) Indebtedness that is not secured by a Lien in any asset or property of any of the Borrowers or any of FIL’s Subsidiaries;
          (c) (i) Indebtedness under Capital Leases (other than pursuant to sale-leaseback transactions) or under purchase money loans incurred by Borrowers or any of FIL’s Subsidiaries to finance the acquisition, construction, development or improvement by such Person of real property, fixtures, inventory or equipment or other tangible assets, provided that in each case (A) such Indebtedness is incurred by such Person at the time of, or not later than 120 days after, the acquisition, construction, development or improvement by such Person of the property so financed and (B) such Indebtedness does not exceed the purchase price of the property (or the cost of constructing, developing or improving the same) so financed, and (ii) Indebtedness under initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) of any such Capital Leases or purchase money loans, provided that the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith);
          (d) Existing Secured Indebtedness, together with initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) thereof, provided that (i) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced (except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith) and (ii) the other terms and provisions of any such refinancing with respect to maturity, redemption, prepayment, default and subordination are no less favorable in any material respect to Lenders than the Indebtedness being refinanced;
          (e) Indebtedness of FIL or any of its Subsidiaries owing to any Borrower, Guarantor or Eligible Material Subsidiary;
          (f) Indebtedness (including Capital Leases) under sale-leaseback transactions of fixed assets and under initial or successive refinancings (which shall include any amendments, modifications, renewals, refundings or replacements) of any such sale-leaseback transactions (provided that the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced, except to the extent necessary to pay fees, expenses, underwriting discounts and prepayment penalties in connection therewith) in an aggregate amount outstanding not to exceed at any time for FIL and its Subsidiaries together $100,000,000;
          (g) Indebtedness of a Person existing at the time such Person was acquired as a new Subsidiary by the Company or any of its Subsidiaries (whether by merger, consolidation, or otherwise) or assumed in connection with the acquisition of assets by the Company or any of its Subsidiaries from a Person, in each case other than to the extent such Indebtedness was created, incurred or assumed in contemplation of or in connection with the financing of such acquisition, and provided such Indebtedness ceases to exist as to the Company and its Subsidiaries by a date no later than 180 days after the effective date of such acquisition; and
          (h) Other Indebtedness that is secured by a Lien on any assets or property of any of the Borrowers or any of FIL’s Subsidiaries (which shall (x) include, for the avoidance of doubt, Indebtedness of the type described in subsection (f) of this Section in excess of $100,000,000 and Indebtedness of the type described in clause (g) of this Section which is not repaid within such 180 day period, but (y) exclude Indebtedness owing by any Borrower, Guarantor or Eligible Material Subsidiary to any other Subsidiary of FIL which is not a Borrower, Guarantor or Eligible Material Subsidiary, other than to the extent any such Indebtedness described in this clause (y) arises pursuant to one or more securitization arrangements which in the aggregate do not exceed $225,000,000 outstanding at any time), provided that the aggregate principal amount of all such other secured Indebtedness (excluding Indebtedness secured by cash or cash equivalents to the extent such cash or cash equivalents are proceeds of such Indebtedness) and secured Rate Contracts (whether or not constituting “Indebtedness”) outstanding during any fiscal quarter of FIL does not exceed the greater of (i) $750,000,000 or (ii) 10% of Consolidated Tangible Assets as of the last day of the immediately preceding fiscal quarter, and provided, further, that for purposes of this Section 7.01 only, the “principal amount” of the obligations of any Person in respect of any Rate Contract at any time shall be in the maximum aggregate amount (giving effect to any netting agreements), if any, that such Person would be required to pay if such Rate Contract were terminated at such time.
          7.02 Liens. None of the Borrowers or any of FIL’s Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of their assets or property of any character, whether now owned or hereafter acquired, except for the following Liens (“Permitted Liens”):
          (a) Liens that secure only Indebtedness which constitutes Permitted Indebtedness under subsections (c) (but only to the extent such Liens are on the assets so financed, the proceeds thereof and any improvements thereon), (d), (e), (f) or (h) of Section 7.01 and Liens that secure Rate Contracts that do not constitute Indebtedness, provided that the aggregate principal amount of Indebtedness that constitutes Permitted Indebtedness under Section 7.01(h) and secured Rate Contracts that do not constitute Indebtedness shall not exceed the amount set forth in Section 7.01(h);

          (b) Liens in favor of any of the Borrowers, any Eligible Material Subsidiary or any Guarantor on all or part of the assets of Subsidiaries of any Borrower, any Eligible Material Subsidiary or any Guarantor securing Indebtedness owing by Subsidiaries of any of the Borrowers, Eligible Material Subsidiary or any Guarantor, as the case may be, to any of the Borrowers or to such other Eligible Material Subsidiary or Guarantor;
          (c) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, services, materials or supplies in respect of obligations not overdue for a period of more than 60 days (taking into account applicable grace periods) or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;
          (d) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations and good faith deposits in connection with tenders, contracts or leases to which any Borrower or any of FIL’s Subsidiaries is a party or deposits or pledges to secure, or in lieu of, surety, penalty or appeal bonds, performance bonds or other similar obligations;
          (e) Liens of carriers, landlords, warehousemen, mechanics and materialmen, and other like Liens on properties which would not have a Material Adverse Effect and are in respect of obligations not overdue for a period of more than 60 days (taking into account applicable grace periods), or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP so long as such Liens are not being foreclosed;
          (f) encumbrances on real property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s or lessee’s Liens under leases to which a Borrower or any of FIL’s Subsidiaries is a party (including Synthetic Lease Obligations), and other minor Liens or encumbrances none of which interferes materially with the use of the property, in each case which do not individually or in the aggregate have a Material Adverse Effect;
          (g) Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent under the Loan Documents;
          (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
          (i) (x) Liens arising out of cash management, netting or set off arrangements made between banks or financial institutions and FIL or any of its Subsidiaries in the ordinary course of business, or over any asset held with a clearing house, and (y) other

Liens arising by operation of law or by agreement in favor of collecting or payor banks and other banks providing cash management services, in each case, having a right of setoff, revocation, refund or chargeback against money or instruments of FIL or any of its Subsidiaries on deposit with or in possession of such bank to secure the payment of bank fees and other amounts owing in the ordinary course of business;
          (j) Liens securing Indebtedness or other obligations on cash or cash equivalents to the extent such cash or cash equivalents represent proceeds from such Indebtedness or other obligations;
          (k) rights of third parties in equipment or inventory consigned to or by, or otherwise owned by such third party and which is being stored on property owned or leased by, a Borrower or any of FIL’s Subsidiaries;
          (l) Liens created pursuant to attachment, garnishee orders or other process in connection with pre-judgment court proceedings;
          (m) precautionary Liens over assets securitized in connection with any securitization transaction permitted under Section 7.03;
          (n) the interest of a licensor under any license of intellectual property in the ordinary course of business;
          (o) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar purchase agreements in respect of the disposition of such assets by the Company or its Subsidiaries;
          (p) call arrangements, rights of first refusal and similar rights and customary reciprocal easements and other rights of use relating to (i) Investments in joint ventures, partnerships and the like, (ii) investments consisting of Equity Securities issued by suppliers and other venture capital or similar direct investments, (iii) ownership of undivided interests in assets subject to a joint ownership or similar agreement, or (iv) assets acquired in original equipment manufacturer divestiture transactions or other acquisitions and arising in favor of the original seller or transferor of such assets (or their respective Affiliates) pursuant to or in connection with master services, manufacturing services or supply arrangements entered into in connection therewith;
          (q) Liens on any asset at the time the Company or any of its Subsidiaries acquired such asset and Liens on the assets of a Person existing at the time such Person was acquired by the Company or any of its Subsidiaries, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of its Subsidiaries; subject to the condition that (i) any such Lien may not extend to any other asset of the Company or any of its Subsidiaries; (ii) any such Lien shall not have been created in contemplation of or in connection with the transaction or series of transactions pursuant to which such asset or Person was acquired by the Company or any of its Subsidiaries; and (iii) any such Lien is released no later than 180 days after the effective date of such acquisition;

          (r) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
          (s) purchase money Liens upon or in any real property or equipment acquired or held by the Company or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired (and any accessions or additions thereto, and proceeds thereof), and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced; and
          (t) Liens not otherwise permitted under this Section 7.02, provided that the aggregate fair market value of all assets subject to such Liens does not at any time exceed $75,000,000.
          7.03 Asset Dispositions. None of the Borrowers or any of FIL’s Subsidiaries shall sell, lease, transfer or otherwise dispose of any of their assets or property, whether now owned or hereafter acquired, except as follows:
                  (a) At any time that the Debt Rating is greater than or equal to BB+ by S&P and Ba1 by Moody’s (such time, “Enabling Period”), such Persons may sell, lease, transfer or otherwise dispose of (i) assets and property for fair market value (provided that for this purpose the sale of accounts receivable pursuant to a securitization arrangement may be sold for not less than 95% of face value); (ii) assets and property pursuant to distributions and dividends permitted by Section 7.06; (iii) assets or property to any Borrower or any Wholly-Owned Subsidiary of FIL from any other Borrower or Subsidiary of FIL; (iv) damaged, obsolete or worn-out assets and scrap in the ordinary course of business; and (v) duplicative or excess assets existing as a result of acquisitions otherwise permitted pursuant to Section 7.04 and excess assets resulting from a restructuring not otherwise prohibited hereunder; and
                  (b) At any time that is not during an Enabling Period, such Persons may sell, lease, transfer or otherwise dispose of:
                    (i) assets or property in the ordinary course of business for fair market value;
                    (ii) accounts receivable in securitization or financing transactions, provided that the aggregate outstanding balance of accounts receivable so sold by the Borrowers and FIL’s Subsidiaries together and outstanding at any time shall not exceed 30% of the aggregate outstanding balance of accounts receivable of FIL and its Subsidiaries at such time, provided, however, that the Borrowers and FIL’s Subsidiaries shall not be in default of this clause (ii) upon the termination of an Enabling Period if, as a result of sales of accounts receivable during such Enabling Period, the outstanding balance of accounts receivable so sold by the Borrowers and FIL’s Subsidiaries exceeds

30% of the then aggregate outstanding balance of accounts receivable of FIL and its Subsidiaries;
                    (iii) (A) duplicative or excess assets existing as a result of transactions otherwise permitted pursuant to Section 7.04, provided that in each case the aggregate amount of any such duplicative or excess assets sold or transferred in any fiscal year (excluding sales or transfers during an Enabling Period) does not exceed (together with the aggregate amount of assets sold or transferred pursuant to clause (B) of this subsection (b)(iii)) 5% of all fixed assets (net of depreciation) held by FIL and its Subsidiaries as of the end of the most recent fiscal quarter for which Financial Statements have been delivered hereunder, and (B) duplicative or excess assets existing as a result of a restructuring of the businesses of FIL or its Subsidiaries not otherwise prohibited hereunder, provided that in each case the aggregate amount of any such duplicative or excess assets sold or transferred in any fiscal year (excluding sales or transfers during an Enabling Period) does not exceed 1% of all fixed assets (net of depreciation) held by FIL and its Subsidiaries as of the end of the immediately preceding fiscal quarter;
                    (iv) damaged, obsolete or worn-out assets and scrap, in each case in the ordinary course of business;
                    (v) assets or property to any Borrower or any Subsidiary of FIL from any other Borrower or Subsidiary of FIL;
                    (vi) dispositions of Investments permitted under Section 7.05 consisting of cash equivalents and marketable securities for a purchase price that is not less than fair market value of the Investments being sold;
                    (vii) fixed assets sold and leased back by FIL or its Subsidiaries for fair market value in a transaction not otherwise prohibited hereunder, provided such assets were first acquired by FIL or its Subsidiaries no earlier than 180 days prior to the date of such sale-leaseback;
                    (viii) sales and other dispositions of Non-Core Assets for fair market value;
                    (ix) sales and other dispositions of assets or Investments not constituting Non-Core Assets for fair market value, excluding sales or other dispositions during an Enabling Period, in an aggregate amount not to exceed in any fiscal year 10% of the total assets of FIL and its Subsidiaries at the end of the immediately preceding fiscal year; and
                    (x) assets and property pursuant to distributions and dividends permitted by Section 7.06.
          7.04 Mergers, Acquisitions, Etc. None of the Borrowers or any of FIL’s Subsidiaries shall amalgamate or consolidate with or merge into any other Person or permit any other Person to amalgamate or merge into them, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except for the following:

          (a) The Borrowers and FIL’s Subsidiaries may amalgamate or merge with each other and with any other Person permitted to be acquired as a new Subsidiary under clause (b) below, provided that (A) (1) in any such amalgamation or merger involving any Borrower, such Borrower is the surviving Person and (2) in any such amalgamation or merger involving a Guarantor, the surviving Person is an Eligible Material Subsidiary and becomes a Guarantor by executing and delivering such documents of assumption, and related certificates and legal opinions as the Administrative Agent may reasonably request, and (B) in each case, no Default has occurred and is continuing on the date of, or will result after giving effect to, any such amalgamation or merger;
          (b) The Borrowers and FIL’s Subsidiaries may acquire any Person as a new Subsidiary or all or substantially all of the assets of any Person or line of business or division of any Person, provided that:
          (i) No Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition;
          (ii) Such Person (or line or division) is not primarily engaged in any business substantially different from (1) the present business of the Company or any Subsidiary (other than any such acquired Subsidiary) or (2) any business reasonably related or ancillary thereto; and
          (iii) In the case of an acquisition of a Person as a new Subsidiary, the Borrowers or FIL’s Subsidiaries possess the power to direct or cause the direction of the management and policies of such Person; and
          (c) Any of FIL’s Subsidiaries may amalgamate or consolidate with or merge into any other Person or permit any other Person to merge into them in connection with a sale, transfer or other disposition of assets permitted under Section 7.03 or in connection with a joint venture Investment permitted under Section 7.05, provided that to the extent any Loan Party is a party to any such joint venture, such Loan Party shall be the surviving entity.
          7.05 Investments. During any time that is not an Enabling Period, none of the Borrowers or any of FIL’s Subsidiaries shall make any Investment, except for the following:
          (a) Investments, other than Investments in joint ventures or non-Wholly-Owned Subsidiaries, permitted by the investment policy of FIL set forth in Schedule 7.05 or, if any changes to the investment policy of FIL are hereafter duly approved by the Board of Directors of FIL, in any subsequent investment policy which is the most recent investment policy delivered by FIL to Administrative Agent with a certificate of FIL’s chief financial officer to the effect that such investment policy has been duly approved by FIL’s Board of Directors and is then in effect;
          (b) Investments listed in Schedule 7.05 committed on the Closing Date;
          (c) Investments received by Borrowers and FIL’s Subsidiaries in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
          (d) Investments by FIL or its Subsidiaries in FIL or Wholly-Owned Subsidiaries of FIL;
          (e) Investments consisting of loans to employees and officers for travel, housing, relocation and other similar expenses incurred in the ordinary course of business;
          (f) Investments of Borrowers and FIL’s Subsidiaries in interest rate protection, currency swap and foreign exchange arrangements, provided that all such arrangements are entered into in connection with bona fide hedging operations and not for speculation;
          (g) Deposit accounts;
          (h) Investments permitted by Section 7.04, other than joint venture Investments and Investments in Subsidiaries that are not Wholly-Owned Subsidiaries;
          (i) Investments made as a result of (i) the receipt of non-cash consideration from an asset disposition permitted under Section 7.03 or (ii) a retained interest in any asset disposed of in a transaction permitted under Section 7.03 (and any increases in any such Investments under clauses (i) and (ii) above); and
          (j) Other Investments (including joint venture Investments and Investments in Subsidiaries that are not Wholly-Owned Subsidiaries), provided that:
          (i) No Default has occurred and is continuing on the date of, or will result after giving effect to, any such Investment; and
          (ii) The aggregate consideration paid by Borrowers and FIL’s Subsidiaries for all such Investments pursuant to this clause (j) in any fiscal year (without duplication) does not exceed the sum of (1) 10% of the total assets of FIL and its Subsidiaries at the end of the immediately preceding fiscal quarter, plus (2) 75% of the Net Proceeds received from the issuance by FIL of any Equity Securities of the type described in clause (a) of the definition of “Equity Securities” during calendar year 2007 or thereafter.
          For the avoidance of doubt, during an Enabling Period the limitations on Investments contained in this Section 7.05 shall not apply.
          7.06 Dividends, Redemptions, Etc. None of the Borrowers or any of FIL’s Subsidiaries shall (i) pay any dividends or make any distributions (whether in cash, securities or other property) on its Equity Securities, including any payment to a sinking fund or similar deposit, (ii) purchase, redeem, retire, defease, cancel, terminate, or otherwise acquire for value any of its Equity Securities, or (iii) return any capital to any holder of its Equity Securities as such, or set apart any sum for any of the foregoing purposes, except as follows:

          (a) Any of the Borrowers or any of FIL’s Subsidiaries may pay dividends or make distributions on, or make exchanges of, its Equity Securities payable in such Person’s own Equity Securities;
          (b) Any Subsidiary of FIL may pay dividends, make distributions (whether in cash, securities or other property) or return capital to, or repurchase, redeem, retire, defease, or otherwise acquire for value its Equity Securities from, the holders of such Subsidiary’s Equity Securities;
          (c) FIL may pay dividends on its Equity Securities payable in cash or repurchase, redeem, retire, defease, or otherwise acquire for value its Equity Securities for cash, provided that, in each case, no Default has occurred and is continuing on the date of, or will result after giving effect to, any such payment or repurchase, redemption, retirement, defeasance or other acquisition;
          (d) FIL and its Subsidiaries may make regularly scheduled payments of interest and principal on any Indebtedness which constitutes Equity Securities, and payments due upon the conversion of such Equity Securities, in accordance with the terms thereof, subject to the terms of any applicable subordination agreement; and
          (e) Provided there exists no Default either before or after giving effect thereto, FIL and its Subsidiaries may make distributions (including dividends) in the form of Equity Securities of a Subsidiary or Subsidiaries the aggregate value of which distributions together shall not exceed $800,000,000 during the term hereof, provided, that for purposes of this clause (e), the aggregate value of any such distribution shall be deemed to be equal to the product of (A) the value of the assets of such Subsidiary (as shown on the Financial Statements of FIL most recently delivered pursuant to Section 6.01(a) or (b)) and (B) the percentage of the Equity Securities in such Subsidiary that were paid in such distribution.
        7.07 Change in Business. None of the Borrowers or any of FIL’s Subsidiaries shall engage to any material extent, either directly or indirectly, in any business substantially different from (i) their present business or (ii) any business reasonably related or ancillary thereto.
        7.08 Employee Benefit Plans.
                    (a) None of the Borrowers or any ERISA Affiliate shall (i) adopt or institute any employee pension benefit plan within the meaning of section 3(2) of ERISA that is subject to Title IV of ERISA (not including any such plan of a Person existing at the time such Person was acquired by a Borrower), (ii) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan, (iii) engage or permit any Person to engage in any transaction prohibited by section 406 of ERISA or section 4975 of the Code involving any Employee Benefit Plan or Multiemployer Plan which would subject any Borrower or any ERISA Affiliate to any material tax, penalty or other liability including a liability to indemnify, (iv) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the Code or section 302 of ERISA), (v) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (vi) fail to comply with the requirements of section 4980B of the Code or Part 6 of Title I(B) of ERISA, or (vii) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the Code, where singly or cumulatively, the above would be reasonably and substantially likely to have a Material Adverse Effect.
                    (b) None of the Borrowers or any of FIL’s Subsidiaries shall (i) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan, (ii) fail to make full payment when due of all amounts due as contributions to any Foreign Plan or (iii) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above would be reasonably and substantially likely to have a Material Adverse Effect.
          7.09 Transactions With Affiliates. None of the Borrowers or any of FIL’s Subsidiaries shall enter into any Contractual Obligation with any Affiliate (other than one of the Borrowers or one of its Subsidiaries) or engage in any other transaction with any such Affiliate except (i) upon terms at least as favorable to such Borrower or such Subsidiary as an arms-length transaction with unaffiliated Persons, except as disclosed or reflected in the Financial Statements of FIL dated December 31, 2006, furnished by FIL to the Administrative Agent prior to the date hereof, or as timely disclosed or reflected (or to be timely disclosed or reflected) in the Financial Statements delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), (ii) compensation arrangements, indemnification agreements and employee benefits plans for officers and directors duly approved by the board of directors of the Company or such Subsidiary, or (iii) in connection with transactions made in accordance with Section 7.04 or 7.05.
          7.10 Accounting Changes. FIL and its Subsidiaries shall not (i) change their fiscal year (currently April 1 through March 31), or (ii) change in any material respect their accounting practices except (A) as required by GAAP, or (B) as permitted by GAAP if such Person receives the prior written consent of the Administrative Agent to such GAAP-permitted change; provided, however, that FIL and its Subsidiaries may change their fiscal year on a one-time basis during the term of this Agreement or materially change their accounting practices to the extent permitted by GAAP without the prior written consent of the Administrative Agent if, in either event, (a) FIL shall deliver to the Administrative Agent notice (“change notice”) detailing such change in fiscal year or practice no later than 90 days prior to the intended effective date of such change, and (b) if the Required Lenders shall so request by notice delivered by the Administrative Agent to the Company no later than 30 days after the date of such change notice, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend any ratio or covenant requirement set forth in any Loan Document that would reasonably be expected to be affected (either on a one-time basis, or otherwise) by such change in fiscal year or practice, to preserve the original intent thereof in light of such change in fiscal year or practice (any such amendment to be subject to the approval of the Required Lenders), provided that, until and unless such provisions are duly amended, no such change in fiscal year or material change in accounting practice shall become effective.
          7.11 Burdensome Contractual Obligations. None of the Borrowers or any of FIL’s Subsidiaries will enter into any Contractual Obligation (excluding this Agreement and the other Loan Documents) that restricts the ability of any Wholly-Owned Subsidiary of FIL or any other

Subsidiary of FIL that had revenues during the immediately preceding fiscal year equal to or greater than $25,000,000 or net worth on the last day of the immediately preceding fiscal year equal to or greater than $25,000,000, to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of their assets to any of the Borrowers or to any Subsidiary of such Subsidiary; provided, however, that the foregoing shall not apply to:
                    (i) restrictions or conditions imposed by any Governmental Rule;
                    (ii) customary restrictions and conditions contained in licenses, leases and franchise agreements;
                    (iii) transfer or distribution restrictions or conditions arising in connection with the sale of a Subsidiary or other assets otherwise permitted hereunder, effective pending such sale, provided such restrictions and conditions apply only to such Subsidiary or assets to be sold;
                    (iv) restrictions or conditions in respect of transfers or distributions affecting property or assets subject to a Permitted Lien;
                    (v) (A) restrictions or conditions contained in the Subordinated Indenture substantially the same as those set forth in the Subordinated Indenture existing on the Closing Date, and (B) restrictions or conditions contained in instruments and agreements evidencing Indebtedness for borrowed money, other than Subordinated Indebtedness, that are taken as a whole no more restrictive than such restrictions and conditions contained in this Agreement;
                    (vi) customary restrictions in respect of transfers or distributions contained in purchase or supply agreements entered into in the ordinary course of business, provided such restrictions are limited to the property or assets that are the subject of such agreements, and customary restrictions on the assignment of such agreements contained in agreements entered into in the ordinary course of business;
                    (vii) restrictions or conditions contained in any joint venture agreements, partnership agreements and other agreements relating to the joint ownership of assets, provided such restrictions or conditions apply only to the assets or property contained within such joint venture, partnership or other joint ownership arrangement;
                    (viii) restrictions or conditions contained in agreements relating to the securitization and other similar transactions, provided that such restrictions and conditions are limited to the property or assets that are the subject of such transactions;
                    (ix) restrictions or conditions imposed by agreements governing Existing Secured Indebtedness (but shall not apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition); and

                    (x) restrictions or conditions applicable to assets (including agreements) or a Person acquired by any of the Borrowers or any of FIL’s Subsidiaries as permitted by this Agreement, provided that the exception in this clause (x) shall cease to apply, from and after the date that is 180 days after such acquisition, to restrictions or conditions imposed by agreements governing Indebtedness of a Person to the extent such Person is or becomes a Material Subsidiary.
          7.12 Senior Debt. None of the Borrowers or any of FIL’s Subsidiaries will designate or permit to exist any other Indebtedness as “Designated Senior Debt” for the purposes of and as defined in each Subordinated Indenture, other than the Obligations arising under this Agreement and the other Loan Documents and obligations arising under facilities providing at least $50,000,000 in the aggregate of loans or other debt or Synthetic Lease Obligations.
          7.13 Financial Covenants. Until the termination of this Agreement and the satisfaction in full by the Borrowers of all Obligations, the Borrowers will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:
                    (a) Debt/EBITDA Ratio. FIL shall not permit its Debt/EBITDA Ratio as of the last day of any fiscal quarter to exceed 4.00:1.00.
                    (b) Fixed Charge Coverage Ratio. FIL shall not permit its Fixed Charge Coverage Ratio to be less than 1.50 to 1.00 for any consecutive four-quarter period ending on the last day of any fiscal quarter.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
          8.01 Events of Default. Any of the following shall constitute an Event of Default:
          (a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
          (b) Specific Defaults. Any Borrower or any of FIL’s Subsidiaries shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Article VII; or
          (c) Other Defaults. Any Borrower or any of FIL’s Subsidiaries shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Loan Documents and such failure shall continue for 30 Business Days after the earlier of (i) any Borrower’s written acknowledgement of such failure and (ii) the Administrative Agent’s or any Lender’s written notice to the Borrowers of such failure; provided, however, that in the event that such failure cannot reasonably be cured within such 30 Business Day period, and such failure relates to the observance or performance of any of the covenants, obligations, conditions or agreements contained in Section 5.06 hereof with respect to Hazardous Materials or any Environmental Laws or any judgment, consent decree, settlement or compromise in respect of any claim based thereon, it shall not constitute an Event of Default hereunder so long as the Borrowers shall have commenced to cure such failure within such 30 Business Day period and shall thereafter diligently pursue such cure to completion, and provided, further, that such failure shall in all events be cured within 180 days after the Administrative Agent’s or such Lender’s written notice thereof; or
          (d) Representations and Warranties. Any representation or warranty or written certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in or in connection with this Agreement or any of the other Loan Documents, or as an inducement to the Administrative Agent or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made (or deemed made) or furnished; or
          (e) Cross-Default. (i) Any Borrower, any Guarantor or any Material Subsidiary shall fail to make any payment on account of any Indebtedness of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness exceeds $100,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness of any Borrower, any Guarantor and any Material Subsidiary (other than the Obligations) in an aggregate amount exceeding $100,000,000 to become due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise); or (ii) any Borrower, any Guarantor or any Material Subsidiary shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness of any Borrower, any Guarantor and any Material Subsidiary (other than the Obligations) in an aggregate amount exceeding $100,000,000 to become due (and/or to be secured by cash collateral other than cash collateral obligations not arising from an event of default under any agreement or instrument relating to Indebtedness incurred in connection with Synthetic Lease Obligations or letters of credit); or
          (f) Insolvency, Voluntary Proceedings. Any Borrower or any Significant Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or FIL, any Designated Borrower or any Material Subsidiary shall be dissolved or liquidated in full or in part; provided, however, that the dissolution, liquidation or termination of the existence of an Excluded Subsidiary shall not constitute an Event of Default under this Section 8.01(f); or
          (g) Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Borrower or any Significant Subsidiary or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Borrower or any Significant Subsidiary or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement; or
          (h) Judgments. (i) One or more non-interlocutory judgments, orders, decrees or arbitration awards requiring Borrowers and/or FIL’s Subsidiaries to pay an aggregate amount of $100,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Borrowers and otherwise satisfying the requirements set forth in Section 6.04 to which the insurer does not dispute coverage) shall be rendered against Borrowers and/or FIL’s Subsidiaries in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of 60 consecutive days, (ii) any non-interlocutory judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a substantial part of the property of any Borrower or any of FIL’s Subsidiaries and the same (A) shall not be released, stayed, vacated or otherwise dismissed within 60 days after issue or levy and (B) is reasonably and substantially likely to have a Material Adverse Effect or (iii) any other non-interlocutory judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, are reasonably and substantially likely to have a Material Adverse Effect are rendered, issued or levied; or
          (i) Loan Documents. Any Loan Document (other than the Flextronics (Netherlands) Guaranty) or any material term thereof shall cease to be, or be asserted by any Borrower or any Guarantor not to be, a legal, valid and binding obligation of any Borrower or any Guarantor enforceable in accordance with its terms; or
          (j) Employee Benefit Plans. (i) Any Reportable Event which constitutes grounds for the termination of any Employee Benefit Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Employee Benefit Plan shall occur, or (ii) any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA (x) in a distress termination, or (y) other than a distress termination and the resulting liability is in excess of $50,000,000, or a trustee shall be appointed by the PBGC to administer any Employee Benefit Plan; or

          (k) Change of Control. Any Change of Control shall occur.
          8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
          (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
          (c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
          (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States (or any comparable event under non-U.S. Debtor Relief Laws), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
          8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
          First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
          Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

          Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
          Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
          Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
          Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
          8.04 Lender Rate Contract Remedies. Notwithstanding any other provision of this Article VIII, each Lender or its Affiliate which has entered into a Rate Contract with FIL or its Subsidiaries (“Lender Rate Contract”) shall have the right, with prior notice to the Administrative Agent, but without the approval or consent of the Administrative Agent or any other Lender, to the extent provided by such Lender Rate Contracts, (a) to declare an event of default, termination event or other similar event thereunder which will result in the early termination of such Lender Rate Contract, (b) to determine net termination amounts in accordance with the terms of such Lender Rate Contract and to set-off amounts between Lender Rate Contracts of such Lender, and (c) to prosecute any legal action against any Borrower or any of FIL’s Subsidiaries to enforce net amounts owing to such Lender or its Affiliate under such Lender Rate Contracts.
ARTICLE IX.
ADMINISTRATIVE AGENT
          9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Borrower shall have rights as a third party beneficiary of any of such provisions.
          9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the L/C Issuer.
                 The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
                 Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
          9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Book Managers, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
          9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
                  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
          9.10 Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, (i) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if there occurs a Release Date (as defined in the Subsidiary Guaranty) as to such Person, and (ii) to release Flextronics (Netherlands) at any time from its Subsidiary Guaranty. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
          10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (which acknowledgment the Administrative Agent shall provide promptly and in any event within three Business Days following its actual receipt of an amendment or waiver countersigned by the Required Lenders, Company and other applicable Loan Party, if any), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
          (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
          (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;
          (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
          (f) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;
          (g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
          (h) release the Company from the Company Guaranty or all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          10.02 Notices; Effectiveness; Electronic Communication.
                    (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
                    (i) if to a Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
                    (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
                    (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
                    (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
                    (d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Requirement of Law, including United States Federal and state securities Requirements of Law, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
                    (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          10.04 Expenses; Indemnity; Damage Waiver.
                    (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses (other than Taxes) incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses (other than Taxes) incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses (other than Taxes) incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
                    (b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”)

against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), other than the payment of Taxes, incurred by any Indemnitee in respect of or arising out of or in connection with claims, damages, or liabilities asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
                    (c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, or the Administrative Agent incurs any expense pursuant to Section 6.03 that is not subject to reimbursement by the Company, but without affecting the Company’s obligation (if any) to make such payment, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
                    (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
                    (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
                    (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
          10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
          10.06 Successors and Assigns.
                    (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
                    (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
                    (i) Minimum Amounts.
                    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
                    (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
                    (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

                    (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
                    (A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
                    (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
                    (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
                    (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
                    (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
                    (v) No Assignment to Company. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.
                    (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
                    (vii) No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the relevant then-existing Borrowers without the imposition of any additional Indemnified Taxes.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
                    (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
                    (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
                    (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
                    (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
                    (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
                    (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any state thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the

Company and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
                    (i) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer may, (i) upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) in the case of Bank of America, upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of the L/C Issuer as L/C Issuer or Bank of America as Swing Line Lender, as the case may be. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender (and their acceptance of such appointment), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.
          10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that, the Administrative Agent, any Lender or the L/C Issuer shall exercise commercially reasonable efforts to notify the Company as soon as reasonably practicable in the event of any such disclosure, unless such notification shall be prohibited by applicable law, legal process or regulatory request, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company, provided that, the source of such information was not actually known by the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates, as the case may be, to be bound by a confidentiality agreement with the Company or any of its Subsidiaries with respect to such Information. For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
                    Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (A) the Information may include material non-public information concerning the Company or any of its Subsidiaries, as the case may be, (B) it has developed compliance procedures regarding the use of material non-public information and (C) it will handle such material non-public information in accordance with applicable Requirements of Law, including United States Federal and state securities Requirements of Law.
          10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies

(including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Requirements of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
          10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          10.13 Replacement of Lenders. If (v) any Lender requests compensation under Section 3.04, (w) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (x) any Lender’s Loans are prepaid or converted under Section 3.02, (y) any Lender is a Defaulting Lender, or (z) any Lender shall refuse to consent to a waiver or amendment to, or a departure from the provisions of, this Agreement or any other Loan Document which requires the consent of all the Lenders or all Lenders directly affected thereby and that has been consented to by the Required Lenders, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);
          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);
          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
          (d) such assignment does not conflict with applicable Requirements of Law.
                  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
          10.14 Governing Law; Jurisdiction; Etc.
                  (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
                  (b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE

UNITED STATES DISTRICT COURT IN SUCH BOROUGH, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
                    (c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
                    (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE FOREGOING, EACH OF THE BORROWERS HEREBY APPOINTS, IN THE CASE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN THE COURTS OF OR IN THE STATE OF NEW YORK, CT CORPORATION, WITH OFFICES ON THE DATE HEREOF AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, TO RECEIVE FOR IT AND ON ITS BEHALF, SERVICE OF PROCESS IN THE STATE OF NEW YORK WITH RESPECT THERETO, PROVIDED BORROWERS MAY APPOINT ANY OTHER PERSON, REASONABLY ACCEPTABLE TO THE ADMINISTRATIVE AGENT, WITH OFFICES IN THE STATE OF NEW YORK TO REPLACE SUCH AGENT FOR SERVICE OF PROCESS UPON DELIVERY TO THE ADMINISTRATIVE AGENT OF A REASONABLY ACCEPTABLE AGREEMENT OF SUCH NEW AGENT AGREEING SO TO ACT.
          10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
          10.16 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Company shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
          10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, are arm’s-length commercial transactions between such Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and Arrangers, on the other hand, (B) each of such Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arrangers each are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arrangers have any obligation to such Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arrangers have any obligation to disclose any of such interests to the Borrower, any other Loan

Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
          10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
          10.19 Bermuda Branch; Full Recourse Obligations. All Loans to and Letters of Credit for the account of FIL shall be made to or incurred by FIL at its Bermuda branch located at Canon’s Court, 22 Victoria Street, Hamilton HM 12 BERMUDA and all payments of principal and interest by FIL will be made through its Bermuda branch; provided, however, that notwithstanding the foregoing, FIL acknowledges and agrees that the Obligations hereunder are full recourse to Flextronics International Ltd., a Singapore corporation, and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Administrative Agent’s or any Lender’s ability to enforce or collect any Obligation from FIL.
          10.20 Post Closing Matters. Except to the extent that such items are delivered pursuant to Section 4.01, the Borrower shall deliver to the Administrative Agent, within 45 days after the Closing Date, each document specified under Section 6.11(a), in respect of Flextronics Sales (Mauritius) and Flextronics (Hungary), as would be deliverable if such Persons were required to be disclosed as additional Eligible Material Subsidiaries pursuant to Section 6.01(f), all in form, content and scope reasonably satisfactory to the Administrative Agent.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FLEXTRONICS INTERNATIONAL LTD.

By:	/s/ Manny Marimuthu

Name:	Manny Marimuthu

Title:	Authorized Signatory

FLEXTRONICS INTERNATIONAL USA, INC., as Designated Borrower

By:	/s/ Chris Collier

Name:	Chris Collier

Title:	Director

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Anthea Del Bianco

Name:	Anthea Del Bianco

Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Sugeet Manchanda Madan

Name:	Sugeet Manchanda Madan

Title:	Senior Vice President

THE BANK OF NOVA SCOTIA, as a Lender and L/C Issuer

By:	/s/ Ajit Goswami

Name:	Ajit Goswami

Title:	Director

ABN AMRO BANK, N.V.

By:	/s/ James W. Pierpont

Name:	James W. Pierpont

Title:	Corporate Managing Director

By:	/s/ Dianne D. Barkley

Name:	Dianne D. Barkley

Title:	Managing Director

ALLIED IRISH BANKS P.L.C.

By:	/s/ Ian Campion

Name:	Ian Campion

Title:	Relationship Manager

By:	/s/ David Kearns

Name:	David Kearns

Title:	Relationship Manager

BANCO ITAÚ EUROPA S.A. SUCURSAL FINANCEIRA INTERNACIONAL

By:	/s/ José Francisco Claro

Name:	José Francisco Ciaro

Title:	Chief Operating Officer

By:	/s/ Alexandra Viçoso

Name:	Alexandra Viçoso

Title:	Director

BANK AUSTRIA CREDITANSTALT AG

By:	/s/ Pölzl

Name:	Pölzl

Title:	Senior Relationship Manager

By:	/s/ Norbert Scherz

Name:	Norbert Scherz

Title:	Managing Director

BANK OF CHINA (HONG KONG) LIMITED

By:	/s/ Pung Yuen

Name:	Pung Yuen

Title:

By:	/s/ Chin Lai Ngan

Name:	Chin Lai Ngan

Title:

BANK OF CHINA, NEW YORK BRANCH

By:	/s/ Xiaojing Li

Name:	Xiaojing Li

Title:	General Manager

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH

By:	/s/ Scott Schafler

Name:	Scott Schafler

Title:	Authorized Signatory

BARCLAYS BANK PLC

By:	/s/ Douglas Bernegger

Name:	Douglas Bernegger

Title:	Director

BNP PARIBAS

By:	/s/ Mathew Harvey

Name:	Mathew Harvey

Title:	Managing Director

By:	/s/ William Davidson

Name:	William Davidson

Title:	Director

CIB BANK LTD.

By:	/s/ dr. Krisztián Kulcsár

Name:	Krisztián Kulcsár

Title:	Director

By:	/s/ István Cseh

Name:	István Cseh

Title:	Deputy Managing Director

CITIBANK, N.A.

By:	/s/ James M. Walsh

Name:	James M. Walsh

Title:	Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:	/s/ Rianka Mohan

Name:	Rianka Mohan

Title:	Vice President

By:	/s/ Shaheen Malik

Name:	Shaheen Malik

Title:	Associate

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Paul O’Leary

Name:	Paul O’Leary

Title:	Vice President

By:	/s/ Omayra Laucella

Name:	Omayra Laucella

Title:	Vice President

ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG

By:	/s/ Carmen Rothmüller

Name:	Carmen Rothmüller

Title:	Head Client Service & Support

By:	/s/ Günther Rieder

Name:	Günther Rieder

Title:	Senior Relationship Manager

FORTIS CAPITAL CORP.

By:	/s/ Stephanie Babich-Allegra

Name:	Stephanie Babich-Allegra

Title:	Senior Vice President

By:	/s/ Rachel Lanava

Name:	Rachel Lanava

Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ David Wagstaff

Name:	David Wagstaff

Title:	Managing Director

ING BANK NV

By:	/s/ M.A.C. Kolff

Name:	M.A.C. Kolff

Title:	Vice President

By:	/s/ E.C. Streng

Name:	E.C. Streng

Title:

K&H BANK NYRT

By:	/s/ Attila Peczöli

Name:	Attila Peczöli

Title:	Director

By:	/s/ Ildikó Szántó

Name:	Ildikó Szántó

Title:	Deputy Director

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Raed Y. Alfayoumi

Name:	Raed Y. Alfayoumi

Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Arminee Bowler

Name:	Arminee Bowler

Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Bertram H. Tang

Name:	Bertram H. Tang

Title:	Senior Vice President & Team Leader

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:	/s/ Noora Pahkala

Name:	Noora Pahkala

Title:

By:	/s/ Michael I. Dicks

Name:	Michael I. Dicks

Title:

STANDARD CHARTERED BANK

By:	/s/ Maria Carolina Torres

Name:	Maria Carolina Torres

Title:	Syndications, Capital Markets

By:	/s/ Robert K. Reddington

Name:	Robert K. Reddington

Title:	AVP/Credit Documentation, Credit Risk Control

SUMITOMO MITSUI BANKING CORP., NEW YORK

By:	/s/ Leo E. Pagarigan

Name:	Leo E. Pagarigan

Title:	General Manager

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Thomas Marks

Name:	Thomas Marks

Title:	Vice President

UBS LOAN FINANCE LLC

By:	/s/ Richard L. Tavrow

Name:	Richard L. Tavrow
Title:	Director, Banking Products Services, US

By:	/s/ Irja R. Otsa

Name:	Irja R. Otsa

Title:	Associate Director, Banking Products Services, US

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ James B. Goudy

Name:	James B. Goudy

Title:	Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Gavin S. Holles

Name:	Gavin S. Holles

Title:	Vice President

EXHIBIT A
FORM OF COMMITTED LOAN NOTICE
Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Credit Agreement, dated as of May 9, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., a Singapore corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swing Line Lender, and Bank of America, N.A. and The Bank of Nova Scotia, as L/C Issuers.
          The Company hereby requests, on behalf of itself or, if applicable, the Designated Borrower referenced in item 6 below (the “Applicable Designated Borrower”) (select one):
          ☐ A Borrowing of Committed Loans                ☐ A conversion or continuation of Loans
1.	On_____(a Business Day).

2.	In the amount of _____.

3.	Comprised of________. [Type of Committed Loan requested]

4.	In the following currency: ____________________

5.	For Eurocurrency Rate Loans: with an Interest Period of months.

6.	On behalf of __________________ [insert name of Applicable Designated Borrower].
          The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

FLEXTRONICS INTERNATIONAL LTD.

By:

Name:

Title:

A-1
Form of Committed Loan Notice

EXHIBIT B
FORM OF SWING LINE LOAN NOTICE
Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Credit Agreement, dated as of May 9, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., a Singapore corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swing Line Lender, and Bank of America, N.A. and The Bank of Nova Scotia, as L/C Issuers.
          The undersigned hereby requests a Swing Line Loan:
1.	On ___(a Business Day).

2.	In the amount of $___.
          The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

FLEXTRONICS INTERNATIONAL LTD.

By:

Name:

Title:

B - 1
Form of Swing Line Loan Notice

EXHIBIT C
FORM OF NOTE
          FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to ___or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 9, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swing Line Lender, and Bank of America, N.A. and The Bank of Nova Scotia, as L/C Issuers.
          The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
          This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. [This Note is also entitled to the benefits of the [Company Guaranty][Subsidiary Guaranty].] Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
          The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

FLEXTRONICS INTERNATIONAL LTD. [OR] [APPLICABLE DESIGNATED BORROWER]

By:

Name:

Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Amount of
		Currency		Principal or	Outstanding
		and	End of	Interest	Principal
	Type of	Amount of	Interest	Paid This	Balance	Notation
Date	Loan Made	Loan Made	Period	Date	This Date	Made By

Form of Note

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
          Reference is made to that certain Credit Agreement, dated as of May 9, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., a Singapore corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swing Line Lender, and Bank of America, N.A. and The Bank of Nova Scotia, as L/C Issuers.
          The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
          1. The Company has delivered the year-end audited Financial Statements required by Section 6.01(b) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
          1. The Company has delivered the unaudited Financial Statements required by Section 6.01(a) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
          2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.
          3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and
[select one:]

Form of Compliance Certificate

          [to the best knowledge of the undersigned, during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
          [to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
          4. The representations and warranties of (i) the Borrowers contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are (A) in the case of representations and warranties that are qualified as to materiality, true and correct, and (B) in the case of representations and warranties that are not qualified as to materiality, true and correct in all material respects, in each case on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct or true and correct in all material respects, as the case may be, as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 5.09 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b) of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
          5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                    ,                     .

FLEXTRONICS INTERNATIONAL LTD.

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)
I.	Section 7.13(b) — Fixed Charge Coverage Ratio.

A.	EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

	1.	Net income or net loss (before provision for income taxes) for Subject Period:	$

	2.	All Interest Expense for Subject Period:	$

	3.	Depreciation expenses for Subject Period:	$

	4.	Amortization expenses for Subject Period:	$

	5.	Non-cash charges for Subject Period:	$

	6.	One-time cash charges associated with merger or acquisition-related expenses which are paid in the Subject Period:	$

	7.	One-time cash charges associated with restructuring costs which are paid in the Subject Period:	$

	8.	One-time cash charges associated with net losses from the early extinguishment of notes or other Indebtedness, which are paid in the Subject Period:	$

	9.	Sum of Lines I.A. 6 + 7 + 8 (not exceeding $100,000,000 for Subject Period):	$

	10.	EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 9):	$

B.	Fixed charges:

	1.	All Interest Expense for Subject Period:	$

	2.	Current portion of long term Indebtedness as at Statement Date (other than Loans):	$

	3.	Interest income for Subject Period:	$

	4.	Total fixed charges (Line I.B.1 + 2 – 3):	$

Form of Compliance Certificate

	C.	Fixed Charge Coverage Ratio (Line I.A.10 ÷ I.B.4):

	Minimum required:		1.50 to 1.00

II.	Section 7.13(a) — Debt/EBITDA Ratio.

	A.	Total Indebtedness at Statement Date:	$

	B.	EBITDA for Subject Period (Line I.A.10 above):	$

	C.	Debt/EBITDA Ratio (Line II.A ÷ Line II.B):

	Maximum permitted:		4.00 to 1.00

Form of Compliance Certificate

For the Quarter/Year ended                                          (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
EBITDA
(in accordance with the definition of EBITDA
as set forth in the Agreement)

Twelve
	Quarter	Quarter	Quarter	Quarter	Months
EBITDA	Ended	Ended	Ended	Ended	Ended

net income or net loss
+ all Interest Expense
+ depreciation expenses
+ amortization expenses
+ non-cash charges for Subject Period
+ one-time cash charges, calculated in accordance with GAAP, associated with merger-or-acquisition related expenses which are paid in the Subject Period
+ one-time cash charges, calculated in accordance with GAAP, associated with restructuring costs which are paid in the Subject Period
+ one-time cash charges, calculated in accordance with GAAP, associated with net losses from the early extinguish-ment of notes or other Indebtedness, which are paid in the Subject Period
= EBITDA

Form of Compliance Certificate

EXHIBIT E
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

Form of Assignment and Assumption

3.	Borrower(s): Flextronics International Ltd. and Designated Borrowers.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Credit Agreement, dated as of May 9, 2007, among Flextronics International Ltd., the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swing Line Lender, and Bank of America, N.A. and The Bank of Nova Scotia, as L/C Issuers.
     6. Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
			Commitment/	Commitment/	Assigned of
		Facility	Loans	Loans	Commitment/	CUSIP
Assignor[s]	Assignee[s]	Assigned	for all Lenders	Assigned	Loans	Number

			$	$	%
			$	$	%
			$	$	%

[7. Trade Date: _________]
Effective Date: ___, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
          The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

Form of Assignment and Assumption

[Consented to and] Accepted:
BANK OF AMERICA, N.A., as
     Administrative Agent

By:

Title:

[Consented to:]

FLEXTRONICS INTERNATIONAL LTD.

By:

Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
FLEXTRONICS INTERNATIONAL LTD.
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not

Form of Assignment and Assumption

taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT F
FORM OF COMPANY GUARANTY
[See attached]
F-1
Form of Company Guaranty

[FORM OF COMPANY GUARANTY]
     THIS GUARANTY (this “Guaranty”), dated as of May 9, 2007, is made by Flextronics International Ltd., a Singapore corporation acting, subject to Section 23 hereof, through its Bermuda branch (the “Guarantor”), in favor of the Lenders from time to time party to the Credit Agreement referred to below and Bank of America, as Administrative Agent.
     A. Guarantor, the Designated Borrowers, the Lenders from time to time party thereto (each a “Lender” and, collectively, together with the Swingline Lender and the L/C Issuers, the “Lenders”) and the Administrative Agent are parties to a Credit Agreement dated as of May 9, 2007 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).
     B. The Designated Borrowers are Subsidiaries of the Guarantor.
     C. It is a condition precedent to the making of Loans to and the issuance of Letters of Credit for the account of the Borrowers under the Credit Agreement that the Guarantor guarantee the indebtedness and other obligations of each Designated Borrower to the Guaranteed Parties under or in connection with the Credit Agreement.
     D. The Guarantor, as the parent of the Designated Borrowers, will derive substantial direct and indirect benefits from the making of the Loans to and the issuance of Letters of Credit for the account of the Designated Borrowers pursuant to the Credit Agreement (which benefits are hereby acknowledged by the Guarantor).
     Accordingly, to induce the Administrative Agent and the Lenders to enter into the Credit Agreement, and in consideration thereof, the Guarantor hereby agrees as follows:
          SECTION 1. Definitions; Interpretation.
          (a) Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
          (b) Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:
     “Agreement Currency” has the meaning set forth in Section 22.
     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
     “Collateral” means any property and interests and proceeds thereof now or hereafter acquired by the Guarantor, any Designated Borrower or any other Person in which a Lien shall exist in favor of the Guaranteed Parties to secure the Guaranteed Obligations.

1

     “Collateral Documents” means any agreement pursuant to which the Guarantor, any Designated Borrower or any other Person provides a Lien on any Collateral securing any or all of the Guaranteed Obligations and all filings, documents and agreements made or delivered pursuant thereto.
     “Credit Agreement” has the meaning specified in the recitals to this Guaranty.
     “Guaranteed Obligations” has the meaning set forth in Section 2.
     “Guaranteed Parties” means the Administrative Agent and each Lender.
     “Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty and the Loan Documents.
     “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.
     “Judgment Currency” has the meaning set forth in Section 22.
     “Lenders” has the meaning specified in the recitals to this Guaranty.
     “Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” has the meaning set forth in Section 8(c).
     “Taxes” has the meaning set forth in Section 8(b).
          (c) Interpretation. The rules of interpretation set forth in Sections 1.02 and 1.03 of the Credit Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.

2

          SECTION 2. Guaranty. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees for the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of each Designated Borrower (now existing or hereafter arising pursuant to Section 2.14 of the Credit Agreement) to the Guaranteed Parties under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all amounts owing in respect of the L/C Obligations, all fees due under the Credit Agreement and all other amounts payable by each Designated Borrower to the Guaranteed Parties thereunder, in connection therewith, and in connection with any other Loan Document. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, whether now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Laws, and including interest that accrues after the commencement by or against any Designated Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of each Designated Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantor in connection with this Guaranty (including any and all amounts due under Section 12), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”
          SECTION 3. Liability of Guarantor. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:
          (a) the Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of the Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against any Designated Borrower or any other Person, or against any Collateral;
          (b) this Guaranty is a guaranty of payment when due and not merely of collectibility;
          (c) the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any of the Guaranteed Parties and any Designated Borrower with respect to the existence of such Event of Default;
          (d) the Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

3

          (e) the Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any of the following events:
               (i) any Insolvency Proceeding with respect to any Designated Borrower, the Guarantor, any other Loan Party or any other Person;
               (ii) any limitation, discharge, or cessation of the liability of any Designated Borrower, the Guarantor, any other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;
               (iii) any merger, acquisition, consolidation or change in structure of any Designated Borrower, the Guarantor or any other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Designated Borrower, the Guarantor, any other Loan Party or other Person;
               (iv) any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;
               (v) any claim, defense, counterclaim or setoff, other than that of prior performance, that any Designated Borrower, the Guarantor, any other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;
               (vi) any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;
               (vii) any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of any Designated Borrower, any other Loan Party or any other Person;
               (viii) any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;
               (ix) any impairment or invalidity of any of the Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein; and

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               (x) any other guaranty, whether by the Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of any Designated Borrower to any Guaranteed Party.
          SECTION 4. Consents of Guarantor. The Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from the Guarantor:
          (a) the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;
          (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;
          (c) the time for any Designated Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;
          (d) any Guaranteed Party may discharge or release, in whole or in part, any other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to the Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;
          (e) in addition to the Collateral, the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;
          (f) the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of any Designated Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and
          (g) the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the

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Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantor against the Designated Borrowers;
all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.
          SECTION 5. Guarantor Waivers.
          (a) Certain Waivers. The Guarantor waives and agrees not to assert:
               (i) any right to require any Guaranteed Party to marshal assets in favor of any Designated Borrower, the Guarantor, any other Loan Party or any other Person, to proceed against the Designated Borrowers, any other Loan Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of § 9-611 of the New York Uniform Commercial Code (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;
               (ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;
               (iii) any defense arising by reason of any lack of corporate or other authority or any other defense of the Designated Borrowers or any other Person;
               (iv) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;
               (v) any rights to set-offs and counterclaims;
               (vi) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against any Designated Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and
               (vii) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.
          (b) Additional Waivers.
               (i) The Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in

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reliance upon this Guaranty. The Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Designated Borrowers, the Guarantor or any other Person with respect to the Guaranteed Obligations.
               (ii) Until the Guaranteed Obligations have been paid in full in cash, the Guarantor waives (A) its rights of subrogation and reimbursement, (B) any defenses the Guarantor may have to the Guaranty by reason of an election of remedies by the Guaranteed Parties, (C) any rights or defenses the Guarantor may have by reason of protection afforded to any Designated Borrower or any other Loan Party pursuant to the anti-deficiency or other laws of the State of New York limiting or discharging the Designated Borrowers’ or such other Loan Party’s indebtedness, (D) any defenses arising by reason of any disability or other defense of the Designated Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of any Designated Borrower, (E) any defenses based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Designated Borrowers, (F) any right to compel any Guaranteed Party to proceed against or exhaust any security for the Guaranteed Obligations (or to proceed against such security in a particular order) or to pursue any other remedy in such Guaranteed Party’s power whatsoever, and (G) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties.
               (iii) The Guarantor warrants and agrees that each of the waivers set forth herein is made with full knowledge of its significance and consequences and that if any such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.
          (c) Independent Obligations. The obligations of the Guarantor hereunder are independent of and separate from the obligations of any other guarantor of the Guaranteed Obligations, the Designated Borrowers and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against the Guarantor, whether or not the Designated Borrowers or any such other Loan Party is joined therein or a separate action or actions are brought against any Designated Borrower or any such other Loan Party.
          (d) Financial Condition of Designated Borrowers. The Guarantor shall not have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of the Designated Borrowers or the ability of the Designated Borrowers to pay and perform the Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.
          SECTION 6. Subrogation. Until the Guaranteed Obligations (other than contingent indemnification obligations) shall be satisfied in full and the Commitments shall be terminated, the Guarantor shall not have, and the Guarantor shall not directly or indirectly exercise, (a) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (b) any rights of contribution, indemnification, reimbursement

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or similar suretyship claims arising out of this Guaranty, or (c) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Designated Borrowers or any other Loan Party, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to the Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. Upon the indefeasible payment in full of the Guaranteed Obligations and the termination of all Commitments, the Guarantor shall be subrogated to the rights of the Guaranteed Parties against the Designated Borrowers to the extent otherwise permitted by law; provided that such subrogation shall not (i) constitute a representation or warranty, express or implied, by any Guaranteed Party as to the enforceability or collectibility of any obligations of the Designated Borrowers under the Loan Documents or as to the perfection, priority or enforceability of any lien or security interest contained in or relating to any Loan Document; (ii) grant to the Guarantor any right of recourse against any Guaranteed Party in respect thereof; (iii) give rise to any duty on the part of any Guaranteed Party to cooperate with the Guarantor in the protection, preservation or enforcement of any rights the Guarantor may have against any Designated Borrower or any other Loan Party; (iv) impair any Guaranteed Party’s unfettered discretion to settle or otherwise compromise any claims such Guaranteed Party may have against any Designated Borrower or otherwise impair or affect any of the waivers or consents contained herein; or (v) restrict any Guaranteed Party from enforcing or forbearing from enforcing any of its rights or remedies against any Designated Borrower; provided, further, that the Guarantor shall, upon demand, indemnify each Guaranteed Party against any and all costs and expenses arising directly or indirectly in connection with such right of subrogation.
          SECTION 7. Continuing Guaranty; Reinstatement.
          (a) This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time in connection with successive transactions consummated under the Credit Agreement and the other Loan Documents, and the Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.
          (b) This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of any of the Borrowers (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to the Borrower, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code or other state or federal law), or must otherwise be restored by the Administrative Agent or any Lender, whether as a result of Insolvency Proceedings or otherwise. To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the

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Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment.
          SECTION 8. Payments.
          (a) The Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against the Guarantor by virtue hereof, upon the failure of any Designated Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under § 362(a) of the Bankruptcy Code or comparable provision of other applicable Debtor Relief Laws), the Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to any Designated Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Designated Borrower for such interest in any such Insolvency Proceeding). The Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in the currency in which such Guaranteed Obligations are denominated in Same Day Funds, to the Administrative Agent at such office of the Administrative Agent and to such account as is specified in the Credit Agreement.
          (b) Any and all payments by the Guarantor to or for the account of any Guaranteed Party under the Guarantor Documents shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of any Guaranteed Party, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Guaranteed Party is organized or maintains a lending office or (ii) by reason of any connection between the jurisdiction imposing such tax and such Administrative Agent, Lender (or its applicable Lending Office) or L/C Issuer or other recipient other than a connection arising solely from such Administrative Lender, Lender (or its applicable Lending Office) or L/C Issuer or other recipient having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement, or any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Guarantor shall be required by any laws to deduct any Taxes from or in respect of any sum payable under the Guarantor Documents to any Guaranteed Party then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions, (iii) the Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority or other taxation authority in accordance with applicable laws,

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and (iv) within 30 days after the date of such payment, the Guarantor shall furnish to the Administrative Agent (which shall forward the same to such Guaranteed Party) the original or a certified copy of a receipt evidencing payment thereof.
          (c) In addition, the Guarantor agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under the Guarantor Documents or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Guarantor Documents (hereinafter referred to as “Other Taxes”).
          (d) Without limiting the provisions of subsection (c) above, the Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (e) The Guarantor agrees to indemnify the Administrative Agent and each Lender, within 10 Business Days after demand therefor, for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Guarantor by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (f) Any payment by the Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement.
          (g) As soon as practicable after any payment of Taxes or Other Taxes by Guarantor to a Governmental Authority Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payments, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (h) The agreements in this Section 8 shall survive the payment of all Guaranteed Obligations.
          SECTION 9. Consideration. In order to induce the Lenders to make Loans to and issue Letters of Credit for the account of the Designated Borrowers pursuant to the Credit Agreement, the Guarantor represents and warrants to each Guaranteed Party that the Guarantor has received at least “reasonably equivalent value” (as such phrase is used in § 548 of the Bankruptcy Code), and “fair consideration” (as such term is used in § 272 of the New York Uniform Fraudulent Conveyance Act) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Collateral Documents to which it is a party.

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          SECTION 10. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, emailed (subject to the provisions of the final sentence of this Section 10) or delivered, in the case of the Guarantor, to the address or facsimile number or email address specified on the signature page hereof, and in the case of any Guaranteed Party, to the address or facsimile number or email address specified in the Credit Agreements, or to such other address, facsimile number or email address as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone, when delivered; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the final sentence of this Section 10), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute documents for execution by the parties thereto, and may not be used for any other purpose.
          SECTION 11. No Waiver; Cumulative Remedies. No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          SECTION 12. Costs and Expenses.
          (a) Costs and Expenses. The Guarantor shall: (i) pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Guaranty and the other Guarantor Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable costs and expenses of counsel; and (ii) pay or reimburse the Administrative Agent and each other Guaranteed Party for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty or the other Guarantor Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Laws), including all costs and expenses of counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by any Guaranteed Party.

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          (b) Interest. Any amounts payable by the Guarantor under this Section 12 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.
          (c) Payment. All amounts due under this Section 12 shall be payable within ten Business Days after demand therefor.
          (d) Survival. The agreements in this Section 12 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.
          SECTION 13. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default each Lender, the L/C issuer and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Guarantor, any such notice being waived by the Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Guarantor against any and all Obligations owing to such Lender or the L/C Issuer, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender or L/C Issuer shall have made demand under this Guaranty or any other Guarantor Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each of the Lenders and L/C Issuers agree (by its acceptance hereof) promptly to notify the Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.
          SECTION 14. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any other Guaranteed Party shall be under any obligation to marshal any assets in favor of the Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations. To the extent that the Guarantor makes a payment to any Guaranteed Party, or any Guaranteed Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each of the Lenders severally agrees (by its acceptance hereof) to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

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          SECTION 15. Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantor, and such obligations shall be limited to those expressly stated herein.
          SECTION 16. Binding Effect; Assignment.
          (a) Binding Effect. This Guaranty shall be binding upon the Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Administrative Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.
          (b) Assignment. Except to the extent otherwise provided in the Credit Agreement, the Guarantor shall not have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Required Lenders. Each Lender may, without notice to or consent by the Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Section 10.06 of the Credit Agreement of or in its rights and obligations thereunder and under the other Loan Documents. In the event of any grant of a participation, the participant (A) shall be deemed to have a right of setoff under Section 13 in respect of its participation to the same extent as if it were such “Guaranteed Party;” and (B) shall also be entitled to the benefits of Section 12.
          SECTION 17. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          SECTION 18. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER GUARANTOR DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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          SECTION 19. Entire Agreement; Amendments and Waivers. This Guaranty together with the other Guarantor Documents embodies the entire agreement of the Guarantor with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of the Guarantor, verbal or written, relating to the subject matter hereof and thereof and shall not be amended except by written agreement of the Guarantor, the Administrative Agent and the Required Lenders. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by the Guarantor therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          SECTION 20. Severability. If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 21. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          SECTION 22. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Guarantor Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to any Guaranteed Party hereunder or under the other Guarantor Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent (by its acceptance hereof) agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 22 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.

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          SECTION 23. Bermuda Branch; Full Recourse Obligations. All the obligations of the Guarantor hereunder are incurred by Flextronics International Ltd., a Singapore corporation (“FIL”) at its Bermuda branch located at Canon’s Court, 22 Victoria Street, Hamilton HM 12 BERMUDA, and all payments hereunder including, without limitation, payments of principal and interest, by the Guarantor of the Guaranteed Obligations will be made through its Bermuda branch; provided, however, that notwithstanding the foregoing, Guarantor acknowledges and agrees that the Guarantor’s obligations hereunder are full recourse to FIL, and are in no manner limited to any extent to any branch thereof and shall in no manner impair the Administrative Agent’s or any Lender’s ability to enforce or collect any of the Guaranteed Obligations from FIL.
          SECTION 24. California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Guaranty or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04 of the Credit Agreement, the Guarantor shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
[Remainder of page intentionally left blank]

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     IN WITNESS WHEREOF, the Guarantor has executed this Guaranty, as of the date first above written.

FLEXTRONICS INTERNATIONAL LTD.

By:

Name:

Title:

[Signature Page To Guaranty]

EXHIBIT G
FORM OF SUBSIDIARY GUARANTY
[See attached]
G-1
Form of Subsidiary Guaranty

[FORM OF SUBSIDIARY GUARANTY]
     THIS GUARANTY (this “Guaranty”), dated as of May 9, 2007, is made by each of the undersigned (together, the “Guarantors”; each a “Guarantor”), in favor of the Lenders from time to time party to the Credit Agreement referred to below and Bank of America, as Administrative Agent and Swingline Lender.
     A. Flextronics International, Ltd., a Singapore corporation (the “Company”), the Designated Borrowers, the Lenders from time to time party thereto (each a “Lender” and, collectively, together with the Swingline Lender and the L/C Issuers, the “Lenders”) and the Administrative Agent are parties to a Credit Agreement dated as of May 9, 2007 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”).
     B. The Guarantors are Subsidiaries of the Company.
     C. It is a condition precedent to the making of Loans to and the issuance of Letters of Credit for the account of the Company and the Designated Borrowers (together, the “Borrowers”) under the Credit Agreement that the Guarantors guarantee the indebtedness and other obligations of each Borrower to the Guaranteed Parties under or in connection with the Credit Agreement.
     D. The Guarantors, as Subsidiaries or Affiliates of the Borrowers, will derive substantial direct and indirect benefits from the making of the Loans to and the issuance of Letters of Credit for the account of the Borrowers pursuant to the Credit Agreement (which benefits are hereby acknowledged by the Guarantors).
     Accordingly, to induce the Administrative Agent and the Lenders to enter into the Credit Agreement, and in consideration thereof, the Guarantors hereby agree as follows:
          SECTION 1. Definitions; Interpretation.
          (a) Terms Defined in Credit Agreement. All capitalized terms used in this Guaranty (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
          (b) Certain Defined Terms. As used in this Guaranty (including in the recitals hereof), the following terms shall have the following meanings:
     “Aggregate Guaranty Payments” shall mean, with respect to any Guarantor at any time, the aggregate amount of all payments made by such Guarantor under this Guaranty (including under Section 9 hereof) at or prior to such time.
     “Agreement Currency” has the meaning set forth in Section 24.

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     “Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
     “Collateral” means any property and interests and proceeds thereof now or hereafter acquired by the Guarantors, any Borrower or any other Person in which a Lien shall exist in favor of the Guaranteed Parties to secure the Guaranteed Obligations.
     “Collateral Documents” means any agreement pursuant to which the Guarantors, any Borrower or any other Person provides a Lien on any Collateral securing any or all of the Guaranteed Obligations and all filings, documents and agreements made or delivered pursuant thereto.
     “Credit Agreement” has the meaning specified in the recitals to this Guaranty.
     “Fair Share” shall mean, with respect to any Guarantor at any time, an amount equal to (i) a fraction, the numerator which is the Maximum Guaranty Amount of such Guarantor and the denominator of which is the aggregate Maximum Guaranty Amounts of all Guarantors, multiplied by (ii) the aggregate amount paid by all Funding Guarantors under this Guaranty at or prior to such time.
     “Fair Share Shortfall” shall mean, with respect to any Guarantor at any time, the amount, if any, by which the Fair Share of such Guarantor at such time exceeds the Aggregate Guaranty Payments of such Guarantor at such time.
     “Funding Guarantor” has the meaning set forth in Section 9.
     “Guaranteed Obligations” has the meaning set forth in Section 2.
     “Guaranteed Parties” means the Administrative Agent and each Lender.
     “Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered to any Guaranteed Party under or in connection with this Guaranty and the Loan Documents.
     “Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.
     “Judgment Currency” has the meaning set forth in Section 24.
     “Lenders” has the meaning specified in the recitals to this Guaranty.

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     “Maximum Guaranty Amount” shall mean, with respect to any Guarantor at any time, (i) the full amount of the Guaranteed Obligations at such time or (ii) if any court of competent jurisdiction determines in any action to enforce this Guaranty that enforcement against such Guarantor for the full amount of the Guaranteed Obligations is not lawful under or would be subject to avoidance under Section 548 of the Bankruptcy Code or any applicable provision of any comparable law of any state or other jurisdiction, then the maximum amount lawful and not subject to such avoidance.
     “Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” has the meaning set forth in Section 8(c).
     “Release Date” means, in respect of any Guarantor, the occurrence of any of the following: (i) the date of receipt by the Administrative Agent of an executed Guarantor Release Certificate in compliance with Section 6.11(b) of the Credit Agreement in relation to such Guarantor, or (ii) the date the Administrative Agent receives actual notice of the consummation of any of the following in relation to such Guarantor, provided such transactions are permitted under the Credit Agreement: (A) the sale of all or substantially all of the Equity Securities issued by, or of all or substantially all of the assets of, such Guarantor to a Person that is not FIL or any of its Affiliates, or (B) a Substantial Spin-off of such Guarantor, (C) the dissolution, liquidation or termination of the existence of such Guarantor, or (D) the merger or amalgamation of such Guarantor with or into any Person other than FIL or any of its Affiliates.
     “Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and as such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the New York Uniform Fraudulent Conveyance Act and other applicable state law; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

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     “Substantial Spin-off” means, in respect of any Guarantor, the sale, transfer or distribution (including by means of a dividend) of 50% or more of the Equity Securities of such Person entitled to vote for the board of directors or similar governing body of such Person pursuant to a public offering or spin-off (by means of a dividend) of such securities.
     “Taxes” has the meaning set forth in Section 8(b).
          (c) Interpretation. The rules of interpretation set forth in Sections 1.02 and 1.03 of the Credit Agreement shall be applicable to this Guaranty and are incorporated herein by this reference.
          SECTION 2. Guaranty.
          (a) The Guarantors each hereby jointly and severally, absolutely, unconditionally and irrevocably guarantee for the Guaranteed Parties, and their respective successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of each Borrower (now existing or hereafter arising pursuant to Section 2.14 of the Credit Agreement) to the Guaranteed Parties under or in connection with the Credit Agreement, the Notes and the other Loan Documents, including all unpaid principal of the Loans, all interest accrued thereon, all amounts owing in respect of L/C Obligations, all fees due under the Credit Agreement and all other amounts payable by each Borrower to the Guaranteed Parties thereunder, in connection therewith, and in connection with any other Loan Document. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include without limitation any and all advances, debts, obligations and liabilities, whether now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any Debtor Relief Law, and including interest that accrues after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. The foregoing indebtedness, liabilities and other obligations of each Borrower, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantors in connection with this Guaranty (including any and all amounts due under Section 14), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”
          (b) To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including if applicable, the New York Uniform Fraudulent Conveyance Act or other applicable state law and §§ 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Guarantor’s liability with respect to the Guaranteed Obligations which any Guaranteed Party can enforce under this Guaranty, the Guaranteed Parties by their acceptance hereof accept such limitation on the amount of the Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.

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          SECTION 3. Liability of Guarantors. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
          (a) the Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of the Guarantor and shall not be contingent upon any Guaranteed Party’s exercise or enforcement of any remedy it may have against any Borrower or any other Person, or against any Collateral;
          (b) this Guaranty is a guaranty of payment when due and not merely of collectibility;
          (c) the Guaranteed Parties may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any of the Guaranteed Parties and any Borrower with respect to the existence of such Event of Default;
          (d) the Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and
          (e) the Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any of the following events:
               (i) any Insolvency Proceeding with respect to any Borrower, the Guarantor, any other Guarantor or other Loan Party or any other Person;
               (ii) any limitation, discharge, or cessation of the liability of any Borrower, the Guarantor, any other Guarantor or other Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;
               (iii) any merger, acquisition, consolidation or change in structure of any Borrower, the Guarantor or any other Guarantor or other Loan Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Borrower, the Guarantor, any other Guarantor or other Loan Party or other Person (in each case, except as otherwise provided in Section 25 hereof);
               (iv) any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and rights under this Guaranty or the other Loan Documents, including any Guaranteed Party’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of any Guaranteed Party’s interests in and to any of the Collateral;

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               (v) any claim, defense, counterclaim or setoff, other than that of prior performance, that any Borrower, the Guarantor, any other Guarantor or other Loan Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;
               (vi) any Guaranteed Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document, any Guaranteed Obligations, or any Collateral, or any Guaranteed Party’s exchange, release, or waiver of any Collateral;
               (vii) any Guaranteed Party’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including any Guaranteed Party’s compromise, release, settlement or waiver with or of any Borrower, any other Guarantor or other Loan Party or any other Person;
               (viii) any Guaranteed Party’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations;
               (ix) any impairment or invalidity of any of the Collateral or any other collateral securing any of the Guaranteed Obligations or any failure to perfect any of the Liens of the Guaranteed Parties thereon or therein; and
               (x) any other guaranty, whether by the Guarantor or any other Guarantor or other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of any Borrower to any Guaranteed Party.
          SECTION 4. Consents of Guarantors. Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from the Guarantor:
          (a) the principal amount of the Guaranteed Obligations may be increased or decreased and additional Obligations of the Loan Parties under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;
          (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise;
          (c) the time for any Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Guaranteed Parties may deem proper;
          (d) any Guaranteed Party may discharge or release, in whole or in part, any other Guarantor or other Loan Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or

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any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral or any other collateral, nor shall any Guaranteed Party be liable to the Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize on the Collateral or other collateral therefor;
          (e) in addition to the Collateral, the Guaranteed Parties may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;
          (f) the Guaranteed Parties may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of any Borrower to any Guaranteed Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and
          (g) the Guaranteed Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any Loan and any power of sale) granted by any Loan Document or other security document or agreement, or otherwise available to any Guaranteed Party, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantor against the Borrowers;
all as the Guaranteed Parties may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.
          SECTION 5. Guarantor Waivers.
          (a) Certain Waivers. Each Guarantor waives and agrees not to assert:
               (i) any right to require any Guaranteed Party to marshal assets in favor of any Borrower, the Guarantor, any other Loan Party or any other Person, to proceed against the Borrowers, any other Loan Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Guaranteed Obligations or comply with any other provisions of § 9-611 of the New York Uniform Commercial Code (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of any Guaranteed Party whatsoever;
               (ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;
               (iii) any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrowers or any other Person;

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               (iv) any defense based upon any Guaranteed Party’s errors or omissions in the administration of the Guaranteed Obligations;
               (v) any rights to set-offs and counterclaims;
               (vi) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against any Borrower or any other obligor of the Guaranteed Obligations for reimbursement; and
               (vii) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.
          (b) Additional Waivers.
               (i) Each Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Guaranteed Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Borrowers, the Guarantor or any other Guarantor or other Person with respect to the Guaranteed Obligations.
               (ii) Until the Guaranteed Obligations have been paid in full in cash, each Guarantor waives (A) its rights of subrogation and reimbursement, (B) any defenses the Guarantor may have to the Guaranty by reason of an election of remedies by the Guaranteed Parties, (C) any rights or defenses the Guarantor may have by reason of protection afforded to any Borrower or any other Loan Party pursuant to the anti-deficiency or other laws of the State of New York limiting or discharging the Borrowers’ or such other Loan Party’s indebtedness, (D) any defenses arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of any Borrower, (E) any defenses based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrowers, (F) any right to compel any Guaranteed Party to proceed against or exhaust any security for the Guaranteed Obligations (or to proceed against such security in a particular order) or to pursue any other remedy in such Guaranteed Party’s power whatsoever, and (G) any benefit of and any right to participate in any security now or hereafter held by the Guaranteed Parties.
               (iii) Each Guarantor warrants and agrees that each of the waivers set forth herein is made with full knowledge of its significance and consequences and that if any such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

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          (c) Independent Obligations. The obligations of each Guarantor hereunder are independent of and separate from the obligations of any other Guarantor or other guarantor of the Guaranteed Obligations, the Borrowers and any other Loan Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against each Guarantor, whether or not the Borrowers or any such other Guarantor or other Loan Party is joined therein or a separate action or actions are brought against any Borrower or any such other Guarantor or other Loan Party.
          (d) Financial Condition of Borrowers. No Guarantor shall have any right to require any Guaranteed Party to obtain or disclose any information with respect to: (i) the financial condition or character of the Borrowers or the ability of the Borrowers to pay and perform the Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Guaranteed Party or any other Person; or (vi) any other matter, fact or occurrence whatsoever.
          SECTION 6. Subrogation. Until the Guaranteed Obligations (other than contingent indemnification obligations) shall be satisfied in full and the Commitments shall be terminated, no Guarantor shall have, and no Guarantor shall directly or indirectly exercise, (a) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (b) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, or (c) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of any Guaranteed Party as against the Borrowers or any other Guarantor or other Loan Party, whether in connection with this Guaranty, any of the other Loan Documents or otherwise. If any amount shall be paid to any Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents. Upon the indefeasible payment in full of the Guaranteed Obligations and the termination of all Commitments, each Guarantor shall be subrogated to the rights of the Guaranteed Parties against the Borrowers to the extent otherwise permitted by law; provided that such subrogation shall not (i) constitute a representation or warranty, express or implied, by any Guaranteed Party as to the enforceability or collectibility of any obligations of the Borrowers under the Loan Documents or as to the perfection, priority or enforceability of any lien or security interest contained in or relating to any Loan Document; (ii) grant to the Guarantor any right of recourse against any Guaranteed Party in respect thereof; (iii) give rise to any duty on the part of any Guaranteed Party to cooperate with the Guarantor in the protection, preservation or enforcement of any rights the Guarantor may have against any Borrower or any other Loan Party; (iv) impair any Guaranteed Party’s unfettered discretion to settle or otherwise compromise any claims such Guaranteed Party may have against any Borrower or otherwise impair or affect any of the waivers or consents contained herein; or (v) restrict any Guaranteed Party from enforcing or forbearing from enforcing any of its rights or remedies against any Borrower; provided, further, that each Guarantor shall, upon demand, indemnify each Guaranteed Party against any and all costs and expenses arising directly or indirectly in connection with such right of subrogation.

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          SECTION 7. Continuing Guaranty; Reinstatement.
          (a) This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time in connection with successive transactions consummated under the Credit Agreement and the other Loan Documents, and each Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall, subject to Section 26 hereof, continue in effect and be binding upon each Guarantor until termination of the Commitments and payment and performance in full of the Guaranteed Obligations.
          (b) This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of any of the Borrowers (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to the Borrower, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code or other state or federal law), or must otherwise be restored by the Administrative Agent or any Lender, whether as a result of Insolvency Proceedings or otherwise. To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment.
          SECTION 8. Payments.
          (a) Each Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which any Guaranteed Party or any other Person may have against the Guarantor by virtue hereof, upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under § 362(a) of the Bankruptcy Code or comparable provision of other applicable Debtor Relief Law), the Guarantor shall forthwith pay, or cause to be paid, in cash, to the Administrative Agent an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to any Borrower, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in any such Insolvency Proceeding). Each Guarantor shall make each payment hereunder, unconditionally in full without set-off, counterclaim or other defense, on the day when due in the currency in which such Guaranteed Obligations are denominated in Same Day Funds, to the Administrative Agent at such office of the Administrative Agent and to such account as is specified in the Credit Agreement.
          (b) Any and all payments by any Guarantor to or for the account of any Guaranteed Party under the Guarantor Documents shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of any Guaranteed Party, taxes imposed on or measured by its overall net income, and

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franchise taxes imposed on it (in lieu of net income taxes), in each case (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Guaranteed Party is organized or maintains a lending office or (ii) by reason of any connection between the jurisdiction imposing such tax and such Administrative Agent, Lender (or its applicable Lending Office) or L/C Issuer or other recipient other than a connection arising solely from such Administrative Lender, Lender (or its applicable Lending Office) or L/C Issuer or other recipient having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement, or any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Guarantor shall be required by any laws to deduct any Taxes from or in respect of any sum payable under the Guarantor Documents to any Guaranteed Party then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make such deductions, (iii) the Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority or other taxation authority in accordance with applicable laws, and (iv) within 30 days after the date of such payment, the Guarantor shall furnish to the Administrative Agent (which shall forward the same to such Guaranteed Party) the original or a certified copy of a receipt evidencing payment thereof.
          (c) In addition, each Guarantor agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under the Guarantor Documents or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Guarantor Documents (hereinafter referred to as “Other Taxes”).
          (d) Without limiting the provisions of subsection (c) above, each Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (e) Each Guarantor jointly and severally agrees to indemnify the Administrative Agent and each Lender, within 10 Business Days after demand therefor, for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Guarantors by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (f) Any payment by any Guarantor hereunder the application of which is not otherwise provided for herein, shall be applied in the order specified in Section 8.03 of the Credit Agreement.

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          (g) As soon as practicable after any payment of Taxes or Other Taxes by any Guarantor to a Governmental Authority, each Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payments, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (h) The agreements in this Section 8 shall survive the payment of all Guaranteed Obligations.
          SECTION 9. Contribution among Guarantors. Guarantors desire to allocate among themselves, in a fair and equitable manner, their rights of contribution from each other when any payment is made by any Guarantor under this Guaranty. Accordingly, if any payment is made by any Guarantor under this Guaranty (a “Funding Guarantor”) that exceeds its Fair Share, the Funding Guarantor shall be entitled to a contribution from each other Guarantor in the amount of such other Guarantor’s Fair Share Shortfall, so that all such contributions shall cause each Guarantor’s Aggregate Guaranty Payments to equal its Fair Share. The amounts payable as contributions hereunder shall be determined by the Funding Guarantor as of the date on which the related payment or distribution is made by the Funding Guarantor, and such determination shall be binding on the other Guarantors absent manifest error. The allocation and right of contribution among Guarantors set forth in this Section 9 shall not be construed to limit in any way the liability of any Guarantor under this Guaranty or the amount of the Guaranteed Obligations.
          SECTION 10. Representations and Warranties. In order to induce the Lenders to make Loans to and issue Letters of Credit for the account of the Borrowers pursuant to the Credit Agreement, each Guarantor (other than Flextronics (Netherlands)) represents and warrants to each Guaranteed Party that:
          (a) Organization and Powers. The Guarantor (i) is a duly organized or formed corporation which is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) to execute, deliver, and perform its obligations under this Guaranty and the other Guarantor Documents to which it is a party.
          (b) Authorization; No Conflict. The execution, delivery and performance by the Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of the Guarantor’s Organization Documents; (ii) conflict with or result in any material breach or contravention of, or the creation of any material Lien under, any Contractual Obligation to which the Guarantor is a party or any order, injunction, writ or decree of any Governmental Authority or arbitral award to which the Guarantor or its property is subject; or (iii) violate any material Law applicable to the Guarantor.
          (c) Binding Obligation. This Guaranty has been, and the other Guarantor Documents, when executed and delivered by the Guarantor, will have been, duly executed and delivered by the Guarantor. This Guaranty constitutes, and each other Guarantor Document

12

when so executed and delivered will constitute, a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except to the extent that the enforceability hereof may be limited by Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law).
          (d) Governmental Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Guarantor of this Guaranty or any other Guarantor Documents, except such as (i) have been made or obtained and are in full force and effect or (ii) are being made or obtained in a timely manner and once made or obtained will be in full force and effect.
          (e) Consideration. The Guarantor has received at least “reasonably equivalent value” (as such phrase is used in § 548 of the Bankruptcy Code), and at least “fair consideration” (as such term is used in § 272 of the New York Uniform Fraudulent Conveyance Act) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Collateral Documents to which it is a party.
          (f) Solvency. Immediately prior to and after and giving effect to the incurrence of the Guarantor’s obligations under this Guaranty the Guarantor is and will be Solvent.
          (g) Credit Agreement Representations. Each representation and warranty made by the Borrowers in the Credit Agreement in reference to any Guarantor is true and correct as to such Guarantor.
          SECTION 11. Credit Agreement Covenants. Each Guarantor shall observe, perform and comply with all covenants applicable to the Guarantor set forth in Articles VI and VII of the Credit Agreement, which by their terms the Company is required to cause the Guarantor to observe, perform and comply with, as if such covenants were set forth in full herein.
          SECTION 12. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed, emailed (subject to the provisions of the final sentence of this Section 12) or delivered, in the case of a Guarantor, to the address or facsimile number or email address specified on the signature page hereof, and in the case of any Guaranteed Party, to the address or facsimile number or email address specified in the Credit Agreements, or to such other address, facsimile number or email address as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone, when delivered; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of the final sentence of this Section 12), when delivered. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder. Electronic mail and Internet and intranet

13

websites may be used only to distribute routine communications, and to distribute documents for execution by the parties thereto, and may not be used for any other purpose.
          SECTION 13. No Waiver; Cumulative Remedies. No failure by any Guaranteed Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          SECTION 14. Costs and Expenses.
          (a) Costs and Expenses. Each Guarantor, jointly and severally, shall: (i) pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Guaranty and the other Guarantor Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable costs and expenses of counsel; and (ii) pay or reimburse the Administrative Agent and each other Guaranteed Party for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Guaranty or the other Guarantor Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all costs and expenses of counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by any Guaranteed Party.
          (b) Interest. Any amounts payable by a Guarantor under this Section 14 or otherwise under this Guaranty if not paid upon demand shall bear interest from the date of such demand until paid in full, at a fluctuating interest rate per annum at all times equal to the Default Rate applicable to Base Rate Loans to the fullest extent permitted by applicable Law. Any such interest shall be due and payable upon demand and shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.
          (c) Payment. All amounts due under this Section 14 shall be payable within ten Business Days after demand therefor.
          (d) Survival. The agreements in this Section 14 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.

14

          SECTION 15. Right of Set-Off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default each Lender, the L/C Issuer and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the applicable Guarantor, any such notice being waived by the Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Guarantor against any and all Obligations owing to such Lender or the L/C Issuer, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender or the L/C Issuer shall have made demand under this Guaranty or any other Guarantor Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each of the Lenders agrees (by its acceptance hereof) promptly to notify the Guarantor and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.
          SECTION 16. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any other Guaranteed Party shall be under any obligation to marshal any assets in favor of any Guarantor or any other Person or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Guarantor makes a payment to any Guaranteed Party, or any Guaranteed Party exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each of the Lenders severally agrees (by its acceptance hereof) to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
          SECTION 17. Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Administrative Agent and each other Guaranteed Party and their respective successors and assigns, and no other Person (other than any Indemnitee specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Guaranteed Parties, by their acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantors, and such obligations shall be limited to those expressly stated herein.
          SECTION 18. Binding Effect; Assignment.
          (a) Binding Effect. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Administrative

15

Agent and each other Guaranteed Party and their respective successors, endorsees, transferees and assigns.
          (b) Assignment. Except to the extent otherwise provided in the Credit Agreement, no Guarantor shall have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Required Lenders. Each Lender may, without notice to or consent by any Guarantor, sell, assign, transfer or grant participations in all or any portion of such Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by such Lender in accordance with Section 10.06 of the Credit Agreement of or in its rights and obligations thereunder and under the other Loan Documents. In the event of any grant of a participation, the participant (A) shall be deemed to have a right of setoff under Section 15 in respect of its participation to the same extent as if it were such “Guaranteed Party;” and (B) shall also be entitled to the benefits of Section 14.
          SECTION 19. Governing Law and Jurisdiction.
          (a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT. EACH GUARANTOR WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
          (c) Each Guarantor hereby irrevocably appoints CT Corporation, with offices on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its authorized agent (in such capacity, the “Process Agent”) with all powers necessary to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or relating to this Guaranty and the other Guarantor Documents in any of the courts in and of the State of New York. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent at the Process Agent’s address and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and agrees that the failure of the Process Agent to give any notice of any such service to the Guarantor shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. As an alternative method of service, each Guarantor also irrevocably consents to the service of any and all process

16

in any such action or proceeding by the mailing of copies of such process to the Guarantor at its address specified on the signature page hereof. If for any reason the Company shall cease to act as Process Agent, each Guarantor shall appoint forthwith, in the manner provided for herein, a successor Process Agent qualified to act as an agent for service of process with respect to all courts in and of the State of New York and acceptable to the Administrative Agent.
          (d) Nothing in this Section 19 shall affect the right of the Guaranteed Parties to serve legal process in any other manner permitted by law or limit the right of the Guaranteed Parties to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions.
          SECTION 20. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER GUARANTOR DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER GUARANTOR DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 21. Entire Agreement; Amendments and Waivers. This Guaranty together with the other Guarantor Documents embodies the entire agreement of the Guarantor with respect to the matters set forth herein and supersedes all prior or contemporaneous agreements and understandings of the Guarantors, verbal or written, relating to the subject matter hereof and thereof and shall not be amended as to any Guarantor except by written agreement of the Guarantor, the Administrative Agent and the Required Lenders. No waiver of any rights of the Guaranteed Parties under any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall be effective unless in writing and signed by the Administrative Agent and the Required Lenders, or the Administrative Agent (with the written consent of the Required Lenders). Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          SECTION 22. Severability. If any provision of this Guaranty or the other Guarantor Documents is held to be illegal, invalid or unenforceable as to any or all Guarantors, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty and the other Guarantor Documents as to such affected Guarantor(s) shall not be affected or impaired thereby, (b) the legality, validity and enforceability of such provisions and any other provisions as to any other Guarantor shall not be affected or impaired thereby, and (c) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the

17

illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 23. Counterparts. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          SECTION 24. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Guarantor Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to any Guaranteed Party hereunder or under the other Guarantor Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent (by its acceptance hereof) agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 24 shall survive the termination of the Commitments and repayment of all Guaranteed Obligations.
          SECTION 25. Future Guarantors. At such time following the date hereof as any Subsidiary of the Company (an “Acceding Subsidiary”) is required to accede hereto pursuant to the terms of Section 6.11(a) of the Credit Agreement, such Acceding Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Annex I hereto, signifying its agreement to be bound by the provisions of this Guaranty as a Guarantor to the same extent as if such Acceding Subsidiary had originally executed this Guaranty as of the date hereof.
          SECTION 26. Guarantor Release. Each Guarantor shall remain obligated under and bound by this Guaranty until termination of the Commitments and payment and performance in full of the Guaranteed Obligations; provided that this Guaranty shall be terminated as to any Guarantor, provided there exists no Default (except as otherwise specified in Section 6.11(b) of the Credit Agreement), upon the occurrence of a Release Date as to such released Guarantor, without affecting or impairing the obligations of any other Guarantor hereunder.

18

          SECTION 27. California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Guaranty or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04 of the Credit Agreement, the Guarantors shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.
[Remainder of page intentionally left blank]

19

     IN WITNESS WHEREOF, the Guarantors have executed this Guaranty, as of the date first above written.

FLEXTRONICS DISTRIBUTION, INC.

By:

Name:

Title:

FLEXTRONICS INTERNATIONAL ASIA-PACIFIC LTD.

By:

Name:

Title:

FLEXTRONICS INTERNATIONAL EUROPE B.V.

By:

Name:

Title:

FLEXTRONICS INTERNATIONAL MARKETING (L) LTD.

By:

Name:

Title:

FLEXTRONICS INTERNATIONAL USA, INC.

By:

Name:

Title:

[Signature Page to Guaranty]
1 of 2

FLEXTRONICS MARKETING (L) LTD.

By:

Name:

Title:

FLEXTRONICS TECHNOLOGY (SHAH ALAM) SDN. BHD.

By:

Name:

Title:

[Signature Page to Guaranty]
2 of 2

ANNEX 1
[FORM OF]
GUARANTY JOINDER AGREEMENT
     THIS JOINDER IN GUARANTY (this “Joinder”) is executed as of ___, 20___by ___, a ___[corporation/limited liability company/partnership] (“Joining Party”), and delivered to BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”), for the benefit of the Lenders (as defined below). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
     A. Flextronics International Ltd., a Singapore corporation (“Company”) and certain Designated Borrowers (together with the Company, each referred to individually herein as a “Borrower” and collectively as the “Borrowers”), the lenders from time to time party thereto (each a “Lender” and, collectively, together with the Swingline Lender and L/C Issuers, the “Lenders”), and the Administrative Agent are parties to a Credit Agreement, dated as of May 9, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”);
     B. The Joining Party is a direct or indirect Subsidiary of the Company and desires, or is required pursuant to the provisions of the Credit Agreement, to become a Guarantor under the Guaranty; and
     C. The Joining Party will obtain benefits from the incurrence of Loans by and the issuance of Letters of Credit for the account of the Borrowers, in each case pursuant to the Credit Agreement and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding paragraph; and (ii) induce the Lenders to continue to make Loans to and to issue Letters of Credit for the account of the Borrowers;
     Accordingly, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to each Lender and the Administrative Agent and hereby covenants and agrees with each Lender and the Administrative Agent as follows:
     1. By this Joinder, the Joining party becomes a Guarantor for all purposes under the Guaranty, pursuant to Section 25 thereof.
     2. The Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Guaranteed Obligations (as defined in the Guaranty), and will be bound by all terms, conditions and duties applicable to a Guarantor under the Guaranty and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party jointly and severally, absolutely, unconditionally and irrevocably, guarantees the full and prompt payment when due of all Guaranteed Obligations (on the same basis as the other Guarantors under the Guaranty).
     3. The Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as a Guarantor pursuant to the Guaranty, in each case as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date), and agrees to be bound by all covenants, agreements and obligations of a Guarantor and Loan Party pursuant to the Guaranty and all other Loan Documents to which it is or becomes a party.

     4. This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document without the prior written consent of the Lenders or as otherwise permitted by the Loan Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder, which shall remain binding on all parties hereto.
     5. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
     6. The effective date of this Joinder is ___, 20_.
[Remainder of page intentionally left blank]

G-4

     IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:

Name:
Title:

Accepted and Acknowledged by:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:
Title:

EXHIBIT H
FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT
Date: ___________, _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of May 9, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Flextronics International Ltd., a Singapore corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swing Line Lender, and Bank of America, N.A. and The Bank of Nova Scotia, as L/C Issuers, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     Each of                                          (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.
     The documents required to be delivered to the Administrative Agent under Section 2.14 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.
     Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is ___.
     Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

     The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance
H-1
Form of Designated Borrower Request and Assumption Agreement

of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.
     The parties hereto hereby request that the Designated Borrower be entitled to receive Loans and obtain for its account Letters of Credit under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans or Letters of Credit for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.14 of the Credit Agreement.
     This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.
     THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Title:

FLEXTRONICS INTERNATIONAL LTD.

By:
Title:
H-2
Form of Designated Borrower Request and Assumption Agreement

EXHIBIT I
FORM OF DESIGNATED BORROWER NOTICE
Date: ___________, _____
To: Flextronics International Ltd.
       The Lenders party to the Credit Agreement referred to below
     Ladies and Gentlemen:
     This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of May 9, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Flextronics International Ltd., a Singapore corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swing Line Lender, and Bank of America, N.A. and The Bank of Nova Scotia, as L/C Issuers, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [_________] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.
     This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:
I-1
Form of Designated Borrower Notice

EXHIBIT J
FORM OF GUARANTOR RELEASE CERTIFICATE
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of May 9, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Flextronics International Ltd., a Singapore corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, and Swingline Lender, and Bank of America, N.A. and The Bank of Nova Scotia, as L/C Issuers.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ___of the Company, and that as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Company pursuant to Section 6.11(b) of the Agreement and that:
     1. There exists no Default as of the date hereof.
[Select One]
     2. As set forth on the worksheet attached hereto as Annex I, [name of applicable Subsidiary Guarantor] has ceased to be a Material Subsidiary as of the Company’s fiscal year end dated ___, 20___.
     2. [Name of applicable Subsidiary Guarantor] has ceased to be an Eligible Material Subsidiary as of [insert date] by virtue of the satisfaction of clause (a) or (b) of the definition of “Ineligible Material Subsidiary” in the Agreement solely due to a Change in Law, and the Company is unable, with the exercise of commercially reasonable efforts, to restore the status of such Subsidiary as an Eligible Material Subsidiary.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___, ___.

FLEXTRONICS INTERNATIONAL LTD.

By:
Name:
Title:
J-1
Form of Guarantor Release Certificate

ANNEX I TO FORM OF GUARANTOR
RELEASE CERTIFICATE
Name of Subsidiary:

MATERIAL SUBSIDIARY CALCULATION
($ in 000’s)
I. Material Subsidiary Test (“MS Test”) Based on Adjusted Revenues.

1.	Total revenues of Subsidiary:	$

2.	Intercompany Revenues:	$

3.	Adjusted revenues (Line I.1 – Line I.2):	$

4.	Consolidated total revenues for FIL (other than Flextronics (Netherlands)):	$

5.	5% of Line I.4:	$

6.	Line I.3 – Line I.5:	$

Test Result:	MS Test met if Line I.6 is equal to 0 or is a positive number

MS Test Not Met (if Line I.6 is a negative number)
II. MS Test Based on Adjusted Assets

1.	Total assets of Subsidiary:	$

2.	Intercompany Receivables:	$

3.	Intercompany Investments:	$

4.	Adjusted assets (Line II.1 – 2 – 3):	$

5.	Consolidated total assets for FIL (other than Flextronics (Netherlands)):	$

6.	10% of Line II.6:	$

7.	Line II.4 – Line II.7:	$

Test Result:	MS Test met if Line II.7 is equal to 0 or a positive number

Not Met if Line II.7 is negative number
J-2
Form of Guarantor Release Certificate

III. Pro Forma MS Test Based on Adjusted Revenues.

1.	Total revenues of Subsidiary determined on a pro forma basis after giving effect to any Material Subsidiary Recalculation Event and all other Material Subsidiary Recalculation Events occurring on or prior thereto:	$

2.	Intercompany Revenues:	$

3.	Adjusted revenues on a pro forma basis (Lines III.1 – Line III.2):	$

4.	Consolidated total revenues for FIL (other than Flextronics (Netherlands)):	$

5.	5% of Line III.4:	$

6.	Line III.3 – Line III.5:	$

Test Result:	MS Test met if Line III.6 is a positive number

MS Test not met if Line III.6 is a negative number
IV. Pro Forma MS Test Based on Net Assets.

1.	Total assets of Subsidiary determined on a pro forma basis after giving effect to any Material Subsidiary Recalculation Event and all other Material Subsidiary Recalculation Events on or prior thereto:	$

2.	Intercompany Receivables:	$

3.	Intercompany Investments:	$

4.	Adjusted assets (Line IV.1 – Line IV.2 – Line IV. 3):	$

5.	Consolidated total assets of FIL (other than Flextronics (Netherlands)):	$

6.	10% of Line IV.5:	$

7.	Line IV.4 – Line IV.6:	$

Test Result:	MS Test met if Line IV.7 is equal to 0 or a positive number

MS Test not met if Line IV.7 is a negative number
J-3
Form of Guarantor Release Certificate